UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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 THE BOSTON BEER COMPANY, INC.

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April 6, 2018

Dear Fellow Stockholder:

It is my pleasure to invite you to attend our 2018 Annual Meeting of Stockholders on Thursday, May 17, 2018 at 9:00 a.m. ET at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

At the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect four Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm.

In February, we announced that David A. Burwick had been named to serve as the Company’s next President and Chief Executive Officer, and he officially joined the Company in that capacity on April 2, 2018. Dave has the business experience and skills to lead the Company forward into its next phase of growth, and will be a great culture fit for our unique organization. Dave has been a Class A Director since 2005, but will remain on our Board going forward as a Class B Director. You can find more information about Dave later in this Proxy Statement. Gregg A. Tanner, a longtime Class B Director, is a nominee as a Class A Director this year, filling the Class A vacancy.

In May, we will bid a bittersweet farewell to longtime President, Chief Executive Officer, and Director Martin F. Roper, who is retiring after 24 years with the Company. Martin officially stepped down from those roles on April 2, 2018, but has agreed to an advisory role to help with a successful transition. We will miss his wisdom, strength, and fearless leadership. Under Martin’s stewardship, we experienced tremendous growth while maintaining an entrepreneurial and innovative culture. I am truly grateful for his partnership and friendship over the years, and wish him the best in all of his future endeavors.

All seven of our incumbent Directors are nominees for reelection this year. Martin’s retirement creates a vacancy for a Class B Director. The Nominating/Governance Committee and I have commenced a search process to find candidates to fill this opening on the Board, and will take our time to find the candidate with the best combination of experience and skills.

At the Annual Meeting each year, it is always a pleasure for me to share news with you about our Company and samples of the beers that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 30, 2017 are available at www.bostonbeer.com.

On behalf of the Board of Directors and Boston Beer’s leadership team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and
Chairman of the Board

Notice of the 2018 Annual Meeting of Stockholders

May 17, 2018,

9:00 A.M. ET

Samuel Adams Brewery, 30 Germania Street, Boston, Massachusetts

To our Stockholders:

The 2018 Annual Meeting of the Stockholders of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held on Thursday, May 17, 2018, at 9:00 a.m. at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts.

The Class A Stockholders will meet for the following purposes:

1.	For the election of three (3) Class A Directors, each to serve for a term of one (1) year;
2.	To conduct an advisory vote to approve the compensation of our Named Executive Officers; and
3.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholder will attend for the following purposes:

1.	For the election of four (4) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 29, 2018 (“Fiscal Year 2018”); and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 19, 2018 as the Record Date for the meeting. Only Stockholders of Record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and accompanying proxy are being distributed on or about April 6, 2018.

April 6, 2018	Michael G. Andrews
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2018

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way you can ensure that your account remains active is to vote your shares.

We encourage you to vote by the internet or telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote by the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 16, 2018.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider regarding the proposals being presented at the Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the Annual Meeting. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; or (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on March 19, 2018. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective Class.

2017 Business Results

The Company’s business goal is to become the leading supplier in the United States Better Beer category and the other categories in which it competes by creating and offering high quality alcohol beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering great beers, hard ciders, and hard sparkling waters, and increasing brand availability and awareness through traditional media, digital advertising, point-of-sale, promotional programs, and drinker education with a primary focus on the United States market.

Our business results for the Company’s 52-week fiscal period ended December 30, 2017 (“Fiscal Year 2017”) are as follows.

●	Net revenue of $863.0 million, a decrease of $43.5 million, or 4.8%, from the 53-week fiscal period ended December 31, 2016 (“Fiscal Year 2016”)
●	Earnings per diluted share of $8.09, an increase of $1.30, or 19.1%, from Fiscal Year 2016[1]
●	Depletions (sales by our wholesalers to retailers) decrease of approximately 7% compared to Fiscal Year 2016
●	Shipments (our sales to our wholesalers) of approximately 3.8 million barrels, a 6.2% decrease compared to Fiscal Year 2016
●	Cash and cash equivalents on hand as of the end of Fiscal Year 2017 of $65.6 million
●	Capital expenditures of $33.0 million to drive efficiencies and cost reductions, and support product innovation and potential future growth

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the four (4) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte as our independent registered public accounting firm for Fiscal Year 2018, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

Class A Director Nominees

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Michael Spillane	58	2016	President of Product and Merchandising of Nike, Inc.	Comp (chair), Nom/Gov
Gregg A. Tanner	61	2007	Independent Director	Audit (Chair), Comp
Jean-Michel Valette*	57	2003	Chairman of Sleep Number Corporation	Audit, Nom/Gov
*	Lead Director
1	This increase was primarily due to a favorable one-time impact of $1.67 per diluted share related to the “Tax Cuts and Jobs Act” of 2017 that was enacted in December 2017 and an increase in gross margins, partially offset by the impact of lower shipments and higher brand investments.

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Class B Director Nominees

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	56	2005	President and CEO of Boston Beer	**
David P. Fialkow	59	2016	Managing Director of General Catalyst Partners	Audit
Cynthia A. Fisher	57	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	68	1995	Founder and Chairman of Boston Beer	-
Vacant	-	-	-	-

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; Nom/Gov=Nominating/Governance Committee

**	Mr. Burwick served as Chair of the Nominating Governance Committee and a member of the Compensation Committee until April 2, 2018, at which time he stepped down from those positions as only independent directors may serve on the Board’s standing committees. The Board anticipates filling those committee assignments following the 2018 Annual Meeting of Stockholders.

Named Executive Officers

For Fiscal Year 2017, Boston Beer’s “Named Executive Officers” or “NEOs” were President and Chief Executive Officer Martin F. Roper, Treasurer and Chief Financial Officer Frank H. Smalla, and the next three most-highly compensated Executive Officers, namely, Chairman C. James Koch, Chief Sales Officer John C. Geist, and Chief Marketing Officer Jonathan N. Potter.

Executive Compensation

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company performance targets and equity awards with performance-based vesting linked to depletions growth and time-based vesting linked to service. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with an overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

●	Independent oversight over executive compensation by the Compensation Committee;
●	Competitive benchmarking of executive compensation against a peer group;
●	Bonus program for Executive Officers based solely on Company performance (depletions growth, EBIT, and resource efficiency targets);
●	Equity program with a mix of performance and time-based vesting criteria;
●	Annual advisory Say-on-Pay vote;
●	Policy banning hedging and pledging of Boston Beer stock by Executive Officers; and
●	Robust equity ownership guidelines applicable to our Chairman and CEO.

2017 CEO Compensation

Mr. Roper served as President and CEO and a member of the Board of Directors from January 2001 until April 2, 2018, when Mr. Burwick commenced service as President and CEO.

In connection with his planned retirement, the Company and Mr. Roper entered into an agreement on February 2, 2017, that sets forth the terms and conditions for Mr. Roper’s continued employment with the Company until his planned retirement (the “Retirement Letter Agreement”). On that same date, the Company and Mr. Roper also entered into a Proprietary Information and Restrictive Covenant Agreement, which outlines certain duties and responsibilities that will remain in effect following his retirement (the “Restrictive Covenant Agreement”). These agreements are described in more detail in this Proxy Statement under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.” Full copies of the Retirement Letter Agreement and the Restrictive Covenant Agreement were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 6, 2017.

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The mix of Mr. Roper’s compensation in 2017 included a base salary, a performance-based bonus pursuant to the Company’s bonus program, and a discretionary bonus. He did not receive any equity awards in 2017 in light of his announced retirement and in consideration of the long-term stock option grant he received in 2016 (the “2016 CEO Option”), which is outlined in more detail in the Compensation Discussion and Analysis, or CD&A, section of this Proxy Statement. Mr. Roper earned total compensation of $1,802,155 in 2017. His total potential compensation for 2017 is set forth in the following charts:

Mr. Roper’s Fiscal Year 2017 base salary of $783,000 was unchanged from his Fiscal Year 2016 base salary. He was also eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against certain depletions growth, EBIT, and resource efficiency targets in 2017, as discussed in the following paragraphs.

Bonuses payable to our Executive Officers, including Mr. Roper, for Fiscal Year 2017 were based solely on Company performance against these Company-wide goals. The target parameters of the 2017 Company wide-goals were established by the Compensation Committee of the Board of Directors on December 7, 2016, based on the Company’s then 2017 Financial Plan. On February 17, 2017, in light of changes to the 2017 Financial Plan since December 7, 2016, the Board of Directors voted to correspondingly revise the target parameters of the 2017 Company-wide goals for all employees except the Chairman and the CEO, who would be subject to the 2017 Company-wide goals previously established on December 7, 2016. For the sake of clarity, the Company-wide goals applicable to all employees except for the Chairman and the CEO are referred to herein as the “Company Goals” and the goals applicable to the Chairman and the CEO are referred to herein as the “Chairman/CEO Goals.”

The total bonus potential of each Named Executive Officer is his “target” bonus that would result from the Company achieving 100% of the Company Goals or the Chairman/CEO Goals, as applicable, in Fiscal Year 2017. As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix - Cash Incentive Bonuses,” the Company provided a bonus opportunity for its Named Executive Officers for a payout of up to 250% bonus potential in the event that the Company’s performance significantly exceeded the targets of the Company Goals or the Chairman/CEO Goals. As described in more detail in the CD&A, the Company ultimately achieved 83.6% of the 2017 Company Goals and 36.6% of the 2017 Chairman/CEO Goals.

As a result of the Company achieving 36.6% of the Chairman/CEO Goals, Mr. Roper was awarded a bonus of $229,262 for Fiscal Year 2017. This bonus was paid in March 2018. Additionally, the Company awarded Mr. Roper a discretionary bonus of $780,000 in recognition of his services as CEO for the full 2017 Fiscal Year following his announced retirement, as well as his effective contributions in 2017 toward preparing for a seamless CEO transition, as contemplated by his Retirement Letter Agreement. The discretionary bonus was approved by the Compensation Committee on February 13, 2018 and paid in March 2018.

Overall, the Company believes that the CEO’s compensation mix in 2017 was appropriate and consistent with the goals of our executive compensation program, taking into account Mr. Roper’s contributions to the Company in 2017.

2	“Other Compensation” includes Company contributions to annual group life insurance, accidental death and dismemberment insurance, short-term disability, long-term disability, and the Company’s 401(k) plan, as well as reimbursement of relocation expenses, if applicable.

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Other Named Executive Officer 2017 Compensation Mix

The mix of potential compensation for our other Named Executive Officers in 2017 was also consistent with the goals of our executive compensation program. For example, as shown in the chart below, cash incentives and equity awards provided approximately 37.9% of the total potential compensation, in the aggregate, of our other Named Executive Officers.

The actual compensation paid to each of our Named Executive Officers in 2017 is discussed in the CD&A section of this Proxy Statement. Of the total potential compensation of our other Named Executive Officers for 2017, salary constituted 38% to 62%, bonuses earned (paid in 2018 based on 2017 performance) constituted 14% to 31%, and equity compensation, all of which was in the form of stock options, constituted 0% to 22%.

Equity grants were not a substantial portion of the compensation paid to our Named Executive Officers in 2017 because, as discussed above, there were no CEO equity grants and several other Named Executive Officers did not receive equity grants due to specific circumstances which are described below. We do not anticipate a recurrence of these circumstances and expect equity grants in future years to be a more significant component of our Named Executive Officers’ compensation mix, as was generally the case in years prior to 2017.

On January 1, 2017, the Company granted a contingent vesting option to Mr. Koch, with an accounting value of $224,958 as of the date of the grant. The option is for a total of 2,745 shares at an exercise price of $169.85 per share, the closing price of the Company’s Class A Common Stock on December 30, 2016. Vesting of Mr. Koch’s right to exercise the option is contingent on future Company performance and continued employment.

Mr. Koch’s option is described in more detail under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance” in this Proxy Statement.

Mr. Geist did not receive an equity award in 2017, as he was granted a significant long-term option on January 1, 2016 in connection with his promotion to Chief Sales Officer. Similarly, Mr. Smalla and Mr. Potter did not receive equity awards in 2017, as they both received significant options and restricted stock grants upon joining the Company in 2016.

While none of our Named Executive Officers, other than Mr. Koch, received equity awards in 2017 for the reasons described above, the total potential compensation mix of our Named Executive Officers in 2018 includes equity incentive components and is likely more reflective of potential ongoing compensation mix, consisting of: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on multi-year Company performance; and (3) restricted stock awards contingent on continued employment. The equity awards granted to our Named Executive Officers on January 1, 2018 are described in detail under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance - Compensation of Named Executive Officers Other than the CEO - 2018 Equity Grants to NEOs” in this Proxy Statement.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to this Proxy Summary and CD&A. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

3	Pursuant to his offer letter, Mr. Potter received a hiring bonus of $250,000 on March 10, 2017, which was repayable on a prorated basis should he have voluntarily resigned or been terminated for cause within 12 months following such payment.

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FREQUENTLY ASKED QUESTIONS

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2018 Annual Meeting of Stockholders and at any adjournments thereof.

1.       When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Thursday, May 17, 2018, at 9:00 a.m. ET at the Samuel Adams Brewery, located at 30 Germania Street in Boston, Massachusetts. The Brewery will be open at approximately 8:30 a.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Each stockholder is also permitted to bring one guest. Use of the subway is strongly encouraged due to parking limitations.

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON

Take 93N to exit 18 (Mass Ave and Roxbury Exit). Go straight down Melnea Cass Blvd toward Roxbury. Once on Melnea Cass Blvd you will go through seven lights. At the eighth light take a left on Tremont St (Landmark: Northeastern University and Ruggles T Station will be on your right when you turn onto Tremont St. Note: Tremont St eventually becomes Columbus Ave). Follow Tremont St through seven lights. Take a right on Amory St (Landmark: look for a big, powder blue Muffler Mart shop on the right – directly after Centre Street). Follow Amory St through 2 lights. After the 2nd light take a left on Porter St (Landmark: Directly after Boylston St). Go to the end of Porter St and the Brewery is on the right.

FROM THE NORTH OF BOSTON

Take 93S to exit 18 (Mass Ave and Roxbury exit) and follow the above directions.

FROM THE SUBWAY

Take the Orange Line outbound toward Forest Hills. Exit at the Stony Brook stop. Above ground take a left onto Boylston St. Take your first right onto Amory St. Then take your first left onto Porter St to Brewery gate (the Brewery will be at the end of Porter St on your right).

2.       Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on March 19, 2018 (the “Record Date”). Each outstanding share of Boston Beer’s Class A Common Stock (“Class A Shares”) and Class B Common Stock (“Class B Shares”) entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 8,782,823 Class A Shares, $.01 par value per share, and 3,017,983 Class B Shares, $.01 par value per share.

3.       What is the difference between holding shares as a “Stockholder of Record” and as a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Stockholder of Record” (also sometimes referred to as a “Registered Stockholder”). If you are a Stockholder of Record, we sent the Notice directly to you.

If your shares are held by your broker or bank on your behalf, your shares are held in “Street Name” and you are considered a “Beneficial Owner.” If this is the case, the Notice has been sent to you by your broker, bank, or other holder of record.

4.       I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 19, 2018, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

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5.       I am a Stockholder of Record. How do I cast my vote?

By Internet or Telephone: You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to http://www.envisionreports/ sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 16, 2018.

By Mail: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

6.       I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.       Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive the printed Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a printed copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.       What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.       As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

●	Vote in favor of all nominees;
●	Vote for specific nominees and withhold a favorable vote for specific nominees; or
●	Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

●	Vote for the proposal;
●	Vote against the proposal; or
●	Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

10.       How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

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11.       How will “withhold” votes and abstentions be counted for matters to be voted on by the Class A Stockholders?

Abstentions and “withhold” votes will be counted as present in determining whether the quorum requirement is satisfied.

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected, but could potentially influence decisions by the Board concerning future nominations.

Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes.

12.        What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record or Beneficial Owner and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, if you are a Class A Stockholder, your shares will be voted in favor of each of the Class A Director nominees. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment.

13.       What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

14.       May stockholders ask questions at the Annual Meeting?

Yes. There will be a question and answer period after the formal business of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited to two minutes each to present their questions. When speaking, stockholders must direct questions to the Chairman and should confine their questions to matters that relate directly to Company business.

15.       When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

16.       I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 27, 2018, or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.       Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted.

18.       Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

19.       How can I contact Boston Beer?

Our corporate headquarters are located at One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 13

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SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 19, 2018, by:

●	Our Directors as of that date, all of whom are nominees for reelection as Directors, with the exception of Mr. Roper, who stepped down from the Board on April 2, 2018;
●	Our 2017 Named Executive Officers, including Mr. Roper;
●	All of our Directors and Executive Officers as a group as of that date; and
●	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The address of all of our Directors and Executive Officers is c/o The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted.

Beneficial ownership is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which shows the percentage of all outstanding Class A Shares and Class B Shares.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
C. James Koch(1)	3,217,168	27.3%
Cynthia A. Fisher(2)	136,279	1.6%
Jean-Michel Valette(3)	39,823	*
Gregg A. Tanner(4)	37,439	*
Martin F. Roper	32,273	*
David A. Burwick(5)	25,533	*
Frank H. Smalla(6)	6,509	*
David P. Fialkow(7)	4,818	*
Michael Spillane(8)	4,818	*
Jonathan N. Potter(9)	3,467	*
John C. Geist(10)	1,459	*
All Directors and Executive Officers as a group (16 people)	3,445,147	29.2%
Owners of 5% or More of the Company’s Outstanding Shares:
T. Rowe Price Associates, Inc.(11)	1,021,496	11.7%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(12)	881,963	10.2%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(13)	716,377	8.5%
100 Vanguard Blvd., Malvern, PA 19355
*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 73,372 shares of Class A Common Stock directly held by Mr. Koch; 654 unvested shares of restricted stock; 3,017,983 shares of Class B Common Stock directly held by Mr. Koch, constituting all of the outstanding shares of Class B Common Stock; options to acquire 23,237 shares of Class A Common Stock exercisable currently or within sixty (60) days; 23,486 shares of Class A Common Stock held by Mr. Koch as custodian for the benefit of his children; 23,000 shares of Class A Common Stock held by Mr. Koch as sole member of a family foundation; and 5,000 shares of Class A Common Stock held as trustee in a trust of which Mr. Koch is the sole beneficiary. His shares also include 50,436 shares of Class A Common Stock reported as beneficially owned by Cynthia A. Fisher, Mr. Koch’s spouse, consisting of 3,656 shares of Class A Common Stock held as custodian for the benefit of their children, 2,532 shares of Class A Common Stock held as trustee of irrevocable trusts for the benefit of their children, and 44,248 shares of Class A Common Stock held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Ms. Fisher’s shares include options to acquire 11,920 shares of Class A Common Stock exercisable currently or within sixty (60) days. Ms. Fisher’s shares also include 3,656 shares of Class A Common Stock held by Ms. Fisher as custodian for the benefit of her children; 2,532 shares of Class A Common Stock held by Ms. Fisher as trustee of irrevocable trusts for the benefit of her children; 44,248 shares of Class A Common Stock held by Ms. Fisher as trustee of a collection of generation-skipping trusts; and 27,437 shares of Class A Common Stock held in trust by a limited liability company of which Ms. Fisher is the manager and to which Ms. Fisher disclaims beneficial ownership. Her shares also include 23,486 shares of Class A Common Stock reported as beneficially owned by Mr. Koch, Ms. Fisher’s spouse, as custodian for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 23,000 shares of Class A Common Stock reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(3)	Mr. Valette’s shares include options to acquire 23,323 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(4)	Mr. Tanner’s shares consist of options to acquire 29,439 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(5)	Mr. Burwick’s shares include options to acquire 24,439 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(6)	Mr. Smalla’s shares include 3,042 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan.
(7)	Mr. Fialkow’s shares consist of options to acquire 4,818 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(8)	Mr. Spillane’s shares consist of options to acquire 4,818 shares of Class A Common Stock exercisable currently or within sixty (60) days.
(9)	Mr. Potter’s shares consist of 3,467 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan.
(10)	Mr. Geist’s shares consist of 1,308 restricted and unvested shares of Class A Common Stock awarded under the Company’s Employee Equity Incentive Plan and 151 shares of Class A Common Stock purchased under the Company’s Investment Share Program that are not yet vested.
(11)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc., which reported sole voting power with respect to 186,226 shares and sole dispositive power with respect to 1,021,496 shares.
(12)	Information is based on a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., which reported sole voting power with respect to 863,840 shares and sole dispositive power with respect to 881,963 shares.
(13)	Information is based on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group, which reported sole voting power with respect to 16,403 shares, shared voting power with respect to 3,346 shares, sole dispositive power with respect to 716,377 shares, and shared dispositive power with respect to 18,995 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and Executive Officers and persons who own more than 10% of our outstanding Class A Common Stock to file reports regarding their beneficial ownership of our stock with the SEC. Based solely upon a review of those filings furnished to us and written representations in the case of our Directors and Executive Officers, we believe all reports required to be filed under Section 16(a) with the SEC were timely filed in 2017.

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NOMINEES FOR BOARD OF DIRECTORS

The nominees for our Board of Directors have been proposed in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. Below are the nominees for election as Class A and Class B Directors, respectively, for a one-year term ending at the close of the 2019 Annual Meeting. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they represent a group of individuals with diverse skills and experience in the areas that we consider to be the most critical to our business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management. With Mr. Roper stepping down from the Board on April 2, 2018, the number of continuing Directors will be only seven for the time being, with all seven of those Directors standing for reelection. The Board intends to seek an eighth Director, and as the initial step has charged an ad hoc committee consisting of Directors Fisher, Spillane, and Valette to develop a profile to guide the search. It is expected that, once the search is successful, the candidate will be formally nominated by the Nominating/Governance Committee and then duly elected to the Board by Mr. Koch, as the holder of all voting rights of our Class B Stock. It is possible that this could occur prior to the 2019 Annual Meeting.

Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

Michael Spillane

Independent Class A Director Nominee

Age: 58

Director Since: 2016

Committees: Compensation Committee (Chair)

Other Public Company Directorships: None

Mr. Spillane currently serves as President of Product and Merchandising at Nike, Inc. (NYSE:NKE), a publicly-traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since April 2016. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including Vice President and General Manager of Global Footwear from May 2015 to April 2016 and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served as Chair of our Compensation Committee since May 2016.

Gregg A. Tanner

Independent Class A Director Nominee

Age: 61

Director Since: 2007

Committees: Audit Committee (Chair), Compensation Committee

Other Public Company Directorships: SunOpta Inc., SpartanNash Company

Mr. Tanner is a Director for Sun Opta Inc. (NASDAQ: STKL), a global organic food company specializing in the sourcing, processing, and packaging of natural and certified organic food products, a position he has held since January 2017. In February 2018, he joined the Board of SpartanNash Company (NASDAQ: SPTN), a wholesale grocery distributor and retailer based in Grand Rapids, MI. He previously served as the CEO of Dean Foods Company (NYSE: DF), a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States, located in Dallas, Texas, from 2012 to 2016. Prior to serving as CEO, Mr. Tanner served as Dean Foods’ Chief Supply Chain Officer and President of its Fresh Dairy Direct division, where he was responsible for all sales, marketing, manufacturing, and distribution functions for Dean Foods’ largest business unit and for supply chain operations for the company as a whole. Prior to joining Dean Foods in 2007, he was Senior Vice President, Global Operations with The Hershey Company (NYSE:HSY). Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. (NYSE: CAG) where he directed the entire supply chain for retail products. Earlier in his career, he held positions at Quaker Oats Company and Ralston Purina Company.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Tanner has more than thirty-five years of operations, supply chain management, and general management experience in the food and beverage industry, with significant experience in risk management. He also qualifies as a financial expert in that he has overseen profits, losses, and balance sheets in senior executive roles for S&P 500 companies. Mr. Tanner has been a member of our Audit Committee since he joined the Board in December 2007.

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Jean-Michel Valette

Independent Class A Director Nominee

Age: 57

Director Since: 2003; Lead Director since 2013

Committees: Nominating/Governance Committee, Audit Committee

Other Public Company Directorships: Sleep Number Corporation

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He is also Chairman of the Board and a member of the Audit Committee of Select Comfort Corporation (NASDAQ: SCSS), a Minneapolis-based bedding company. In July 2017, he joined the Board of Directors of Intertek Group plc (LSE: ITRK.L), a publicly-traded global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/ Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company; since then he is a Director and Chairman of its Audit and Valuation Committees. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of Boston Beer.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than twenty-five years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He also serves as a director of several private companies. Mr. Valette served as the Chair of our Nominating/Governance Committee from May 2004 until May 2013 and has served as a member of our Audit Committee since May 2003. He was named Boston Beer’s Lead Director in May 2013.

Nominees for Class B Director

David A. Burwick

Class B Director Nominee

Age: 56

Director Since: 2005

Committees: None

Other Public Company Directorships: None

In April 2018, Mr. Burwick was appointed President and Chief Executive Officer of Boston Beer. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in California, since December 2012. Preceding that role, starting in April 2010, Mr. Burwick served as President, North America of Weight Watchers International, Inc. (NYSE:WTW), a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick previously had been Senior Vice President and Chief Marketing Officer of PepsiCo North American Beverages, a division of PepsiCo, Inc. (NASDAQ: PEP), headquartered in Purchase, New York, until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience leading consumer products organizations. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies during his time on Boston Beer’s Board of Directors since May 2005. Prior to accepting the position of President and Chief Executive Officer in April 2018, he served on our Compensation Committee since May 2005, including as Chair from May 2006 to May 2013, and on our Nominating/ Governance Committee since May 2005, including as Chair since May 2013.

David P. Fialkow

Independent Class B Director Nominee

Age: 59

Director Since: 2016

Committees: Audit Committee

Other Public Company Directorships: None

Mr. Fialkow is Managing Director of General Catalyst Partners, a venture capital firm that he co-founded in 2000, with offices in Boston, New York, and California. In his capacity as Managing Director of General Catalyst Partners, he serves on the Board of Directors on a number of privately-held companies. Prior to that, he co-founded and sold four companies: National Leisure Group, Alliance Development Group, Retail Growth ATM Systems, and Starboard Cruise Services. His focus areas include travel, financial services, and e-commerce. Mr. Fialkow also sits on the boards of various not-for-profit entities, including the Pan-Mass Challenge, Facing History and Ourselves, and Debate Mate. He has raised millions of dollars for children’s programs by biking, running, climbing, and rowing.

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Fialkow has extensive entrepreneurial, operational, senior management, and board-level experience, including in the areas of venture capital, technology, consumer marketing, specialty retail, and corporate governance. He has served as a member of our Audit Committee since May 2017. He qualifies as a financial expert through his experience as the co-founder of a venture capital firm whereby he reviews financial statements and oversees accountants for numerous entities.

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Cynthia A. Fisher

Class B Director Nominee

Age: 57

Director Since: 2012

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consults to corporate boards and executive management teams. She also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly-held real estate investment trust. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as CEO of Viacord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company and successor to ViaCord, which went public in 2005. Ms. Fisher served as ViaCell’s President from 2000 to 2001 and as a member of its Board of Directors until 2002. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher serves on the Board of Directors of a public company and on the Board of Directors of several not-for-profit businesses, including Water.org, FitMoney, the Harvard Medical School Discovery Advisory Council, and the Board of Advisors for the Micheli Center for Sports Injury Prevention. She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

C. James Koch

Class B Director Nominee

Age: 68

Director Since: 1995

Committees: None

Other Public Company Directorships: None

Mr. Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. He also served as the Company’s Secretary and Clerk until May 2010. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm, with a focus on manufacturing.

Specific qualifications and experience of particular relevance to Boston Beer

His thirty-four years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership.

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CORPORATE GOVERNANCE

We are committed to having effective corporate governance and high ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on our investor relations website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

All three of the individuals standing for election as Class A Directors in 2018 – Michael Spillane, Gregg A. Tanner, and Jean-Michel Valette – and one of the four individuals standing for reelection as Class B Director – David P. Fialkow – constituting a majority of the Board of Directors, have no material relationship with Boston Beer (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. Only independent Directors may serve as members of the Audit, Compensation, and Nominating/Governance Committees.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of beer quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

In May 2013, the non-management members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-management members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other non-management Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-management Directors and reporting to the full Board and management concerning such meetings; (iii) reviewing Board agendas in collaboration with the Chairman and CEO and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; (v) serving as the principal liaison for consultation and communication between Directors and stockholders; and (vi) advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

Executive Sessions of the Board

The non-management Directors generally meet in executive sessions without management as part of each regularly-scheduled Board meeting. A portion of each executive session includes the Chairman and the one non-management Director who is not independent, and another portion includes only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. The independent Directors met formally in executive sessions four times during Fiscal Year 2017.

Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below in this Corporate Governance section under the headings “Audit Committee” and “Compensation Committee,” the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, and the Compensation Committee reviews the risks associated with Boston Beer’s compensation practices.

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Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other employees are required to report any proposed related party transactions to our Compliance Officer, who will bring them to the attention of the Audit Committee.

On May 18, 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2017, we have not entered into any transaction with any of our Directors, Executive Officers, their immediate family members or related entities, or any stockholder owning 5% or more of our outstanding stock, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such related person had or will have a direct or indirect material interest, except the following.

Mr. Koch is a party to a July 30, 2014 Author Contract (the “Flatiron Contract”) with Flatiron Books, a division of Holtzbrinck Publishers, LLC, related to the publication of his book entitled Quench Your Own Thirst: Business Lessons Learned Over a Beer or Two (the “Work”). While the Company was not a party to the Flatiron Contract at the time of execution, the Company covered a significant portion of the costs related to the creation and promotion of the Work, accounting for such costs as marketing expenses. As such, from 2014 to March 2017, under an informal arrangement with Mr. Koch, the Company was the recipient of all royalties payable to Mr. Koch under the Flatiron Contract. In March 2017, the Company and Mr. Koch entered into an assignment contract under which all of Mr. Koch’s intellectual property rights to the Work were formally assigned to the Company, subject to Mr. Koch’s right to reacquire such intellectual property rights from Boston Beer under certain circumstances and subject to certain conditions, commencing in 2019.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend meetings of stockholders.

During Fiscal Year 2017, there were four regular meetings and one special telephonic meeting of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which he or she served.

All Directors attended the 2017 Annual Meeting of Stockholders in person, which was held at our brewery in Boston, Massachusetts. At this meeting, the Directors had the opportunity to meet directly with several of our individual stockholders, many of whom have held Boston Beer stock since our initial public offering in 1995.

Board Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. Membership on these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart.

Director	Audit	Compensation	Nom/Gov
David P. Fialkow	X
Michael Spillane		Chair	X
Gregg A. Tanner	Chair	X
Jean-Michel Valette	X		X

Ms. Fisher, Mr. Koch, and Mr. Burwick are not independent Directors. Mr. Burwick, who was formerly considered independent, served as Chair of the Nominating/Governance Committee and a member of the Compensation Committee until April 2, 2018, at which time he stepped down from those positions. Committee assignments to take effect immediately following the 2018 Annual Meeting of Stockholders will be determined by the Nominating/Governance Committee at that time.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as applicable. Copies of the respective charters, as amended and currently in effect, are available on Boston Beer’s investor relations website, www.bostonbeer.com. The function of each committee and attendance during 2017 are described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting, and the fees for such audits; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other risks that may have a significant impact on the Company’s financial statements. Each year, the Audit Committee reviews its charter and its performance, and issues an annual report for inclusion in the Proxy Statement.

The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer’s business. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Internal Audit and with representatives of the Company’s independent registered public accounting firm, and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2017 included brand health and innovation, employee engagement and execution, environmental health and safety, product quality, and regulatory and legal compliance. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its Class A Shares. In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intention to sell Boston Beer stock during a corresponding time period, that member recuses himself from discussions regarding the pricing parameters under the proposed 10b5-1 Plan.

The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times in 2017, with all members being in attendance and participating at all of those meetings. The Chairman, the CEO, the CFO, and the Chief Accounting Officer also attended each of the meetings, but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of Boston Beer’s Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Committee provides general oversight of Boston Beer’s compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers of the Company; reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO and other Executive Officers; evaluates the performance of the Chairman and the CEO and other Executive Officers against those goals; and sets the compensation level for the Chairman, the CEO, and the other Executive Officers.

In cooperation with the independent Directors, members of the Compensation Committee perform an annual evaluation of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers. The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s compensation practices as a whole. In carrying out its responsibilities, the Compensation Committee reports to the Board of Directors on a regular basis; reviews its own performance; reviews and reassesses the adequacy of its charter, and recommends to the Board of Directors for its approval any proposed changes to the Committee Charter. In cooperation with the Corporate Secretary, the Committee also issues an annual report and CD&A for inclusion in the Proxy Statement. The Committee is also responsible for reviewing any performance-based compensatory arrangements for any Executive Officers or other employees that could potentially result in payouts by the Company in excess of $1 million.

In February 2013, the Compensation Committee considered and recommended to the Board the adoption of equity ownership guidelines for Directors and certain Executive Officers of the Company, which guidelines are more specifically discussed in the CD&A section of this Proxy Statement. It also reviewed and supported the recommendation of the Nominating/Governance Committee regarding the adoption of a formal policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and other employees who are privy to material non-public information about the Company. Both policies were unanimously adopted by the Board in February 2013 and later incorporated into the Corporate Governance Guidelines and the Compensation Committee Charter. The Compensation Committee has subsequently reviewed the progress made on the equity ownership guidelines on a regular basis, which progress is discussed in more detail under the heading “Additional Compensation Policies and Practices” in this Proxy Statement.

On December 20, 2017, based on the Compensation Committee’s recommendation, the Board of Directors amended our Restated Employee Equity Incentive Plan, or the “EEIP,” and our Restated 1996 Stock Option Plan for Non-Employee Directors, or the “Director Option Plan.” The EEIP was amended to: (1) extend the time within which discretionary options may be exercised following the death of an optionee for discretionary options granted on or after January 1, 2018; and (2) clarify that shares issued under the EEIP may be subject to additional Company policies in addition to the terms of the EEIP. The Director Option Plan was also amended to clarify that shares issued under the Plan may be subject to additional policies in addition to the terms of the Director Option Plan. Copies of the EEIP and the Director Option Plan, as amended, were attached as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K filed with the SEC on December 21, 2017.

The Compensation Committee met three times in 2017. All members of the Compensation Committee attended and participated in all of the meetings. The CEO and the Lead Director also attended each of the meetings.

The CD&A and the Report of the Compensation Committee are included in this Proxy Statement.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 21

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and planning for Board succession.

The Nominating/Governance Committee, acting independently, but also in concert with the Class B Stockholder, who elects the majority of the Board under our Articles of Organization, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. The Committee also reviews director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders, and makes recommendations to management and/or the Board for improvements; all in order to ensure the adequacy of our corporate governance practices and policies.

Each year, the Nominating/Governance Committee formally reviews its charter and its performance as well as the adequacy of Boston Beer’s Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. Additionally, the Nominating/Governance Committee oversees the annual self-evaluation process for the full Board and each of the standing committees.

In February 2015, the Nominating/Governance Committee reviewed and approved a revised Insider Trading Policy for the Company, applicable to all Directors, Executive Officers, and employees. The revised policy clarified the permissibility of trading Boston Beer stock during certain open trading windows for Company insiders and the use of approved Rule 10b5-1 Plans for permissible trading outside those windows.

The Nominating/Governance Committee met three times in 2017. All members of the Committee attended and participated in each of the meetings.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Committee identifies those attributes, qualifications, skills, and experiences that Committee members believe should be reflected on the Board as a whole. Then the Committee reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees and seeks input from the full Board on opportunities to strengthen the Board. The Committee also meets with Mr. Koch, who holds the voting rights to all of the Company’s Class B Shares, which entitle him to elect a majority of the members of the Board under our Articles of Organization.

The Nominating/Governance Committee identifies potential Director candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board does not have a formal policy on diversity, the Nominating/Governance Committee considers and discusses diversity in selecting Director nominees. The Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives on the Board can result in more thoughtful deliberations.

In early 2017, following the announcement of Mr. Roper’s pending retirement, the Board, working with the Nominating/Governance Committee, formed a Search Committee to identify potential candidates for Mr. Roper’s successor, who would serve on the Board of Directors. The Search Committee engaged an executive search firm to help with this process, performed an extensive search, and interviewed numerous candidates. The search concluded with the hiring of Mr. Burwick as President and CEO, effective April 2, 2018. Mr. Burwick has served on the Board since 2005 and will also continue as a Director.

With Mr. Roper stepping down from the Board on April 2, 2018, the number of continuing Directors will be only seven for the time being, with all seven of those Directors standing for reelection. The Board intends to seek an eighth Director, and as the initial step has charged an ad hoc committee consisting of Directors Fisher, Spillane, and Valette to develop a profile to guide the search. It is expected that, once the search is successful, the candidate will be formally nominated by the Nominating/Governance Committee and then duly elected to the Board by Mr. Koch, as the holder of all voting rights to the Class B Stock. It is possible that this could occur prior to the 2019 Annual Meeting.

The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company. The Committee has weighed the potential advantage of bringing “new blood” to the Board versus the disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Committee believes that the Board’s annual self-evaluation process serves as an appropriate alternative to term limits.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year. In making their evaluation, members of the Nominating/Governance Committee include a review of a candidate’s directorships in other public companies, as well as involvement in any regulatory or legal proceedings, or any sanctions or orders imposed by any self-regulatory organization.

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Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder, as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Response to 2017 Annual Meeting and Stockholder Feedback

In 2017, all of Boston Beer’s Class A Directors were elected by a majority of votes cast. In fact, as reported in the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2017, Mr. Spillane received a favorable vote of 95.8% of the votes cast, Mr. Valette received a favorable vote of 84.6% of the votes cast, and Mr. Burwick received a favorable vote of 84.2% of the votes cast. Additionally, the Class A Stockholders approved, on an advisory basis, the non-binding “Say-on-Pay” resolution, which received a favorable vote of 65.6% of the votes cast.

We have made continuous efforts in recent years to improve our communication with stockholders and strengthen our corporate governance through the adoption of additional policies and procedures, including the adoption of an executive compensation clawback policy, the adoption of a policy banning hedging or pledging of Boston Beer stock, the establishment of equity ownership guidelines, and the adoption of a revised Insider Trading Policy. We intend to continue these efforts to maintain a strong corporate governance structure and engage in open communications with our stockholders about governance issues.

Also taking into consideration feedback from stockholders and our executive compensation consulting firm in 2017, we continue to evaluate our compensation structure, particularly the level and mix of compensation paid to our Named Executive Officers. Based partly on this feedback, we adjusted the 2018 equity grants to Named Executive Officers so that the non-salary portion of the potential compensation mix of our Named Executive Officers in 2018 is more balanced between: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on Company performance; and (3) restricted stock awards contingent on continued employment. The Company anticipates utilizing a similar mix of total NEO Compensation going forward but will continue to evaluate appropriate structures to best fit the needs of the Company.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

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DIRECTOR COMPENSATION

Compensation Summary

A summary of the elements of compensation for non-management Directors is set forth below:

Applies to	Payment For	Compensation	Payable(1)
All Non-Management Directors	One-time Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant(2)	Upon first-time election to the Board
All Non-Management Directors	Annual Award	Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant(2)	Upon each election to the Board
All Non-Management Directors	Annual Retainer	$30,000	Upon election to the Board
Lead Director	Annual Retainer	$10,000	Upon appointment
Chair, Audit Committee	Annual Retainer	$15,000	Upon appointment
Chair, Compensation Committee	Annual Retainer	$10,000	Upon appointment
Chair, Nominating/Governance Committee	Annual Retainer	$9,000	Upon appointment
Members of Audit Committee (other than Chair)	Annual Retainer	$10,000	Upon appointment to the Audit Committee
Members of Other Standing Committees (other than Chair)	Annual Retainer	$2,000	Upon appointment to a standing committee other than the Audit Committee
(1)	All retainers and the annual option grant are pro-rated if the non-management Director is appointed after the annual meeting of stockholders.
(2)	All option awards to non-management Directors are granted under our Director Option Plan. As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares registered under the Director Option Plan is 550,000 shares, with 78,705 remaining shares available for issuance as of December 30, 2017. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the binomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

Director Compensation for Fiscal Year 2017

The following table sets forth certain information concerning the 2017 compensation of all non-management Directors. Information regarding the compensation of Mr. Koch and Mr. Roper, both Named Executive Officers, may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
David A. Burwick	$41,000	$114,989	$155,989
David P. Fialkow	$40,000	$114,989	$154,989
Cynthia A. Fisher	$30,000	$114,989	$144,989
Michael Spillane	$42,000	$114,989	$156,989
Gregg A. Tanner	$47,000	$114,989	$161,989
Jean-Michel Valette	$52,000	$114,989	$166,989
(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2017, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2017 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 21, 2018.
(2)	On May 18, 2017, upon election to the Board of Directors, each non-management Director was granted an option under the Director Option Plan to purchase 1,698 Class A Shares at an exercise price of $140.05, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of December 30, 2017, the aggregate number of shares subject to stock options held by non-management Directors is shown below:
Name	Number of Option Shares
David A. Burwick	29,439
David P. Fialkow	4,818
Cynthia A. Fisher	11,920
Michael Spillane	4,818
Gregg A. Tanner	29,439
Jean-Michel Valette	23,323

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EXECUTIVE OFFICERS

Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal. Martin F. Roper, who served as President and Chief Executive Officer for all of Fiscal Year 2017 and is thus a Named Executive Officer, stepped down from his roles on April 2, 2018, but continues to provide services to the Company in an advisory capacity.

C. James Koch, 68, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was the Chief Executive Officer from that time until January 2001.

David A. Burwick, 56, was appointed President and Chief Executive Officer of Boston Beer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in California, since December 2012. Preceding that role, starting in April 2010, Mr. Burwick served as President, North America of Weight Watchers International, Inc., a publicly-held company based in New York City and a leading provider of weight management services. Mr. Burwick previously had been Senior Vice President and Chief Marketing Officer of PepsiCo North American Beverages, headquartered in Purchase, New York, until September 2009. Before assuming that position in April 2008, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, a position he held from November 2005 to March 2008. Mr. Burwick held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada.

Cheryl A. Fisher, 59, was appointed Boston Beer’s Vice President, Human Resources in October 2016. She joined the Company in 2014 as Director, Human Resources for Brewing and Operations. Prior to joining Boston Beer, Ms. Fisher held several vice president or director-level positions in the human resources field, including roles with Houghton International Inc. in Pennsylvania from 2012 to 2014, Reynolds Packaging Group in Illinois from 2008 to 2012, and Alcoa Inc. in Pennsylvania from 1999 to 2008.

John C. Geist, 58, was appointed Boston Beer’s Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David L. Grinnell, 60, was appointed Boston Beer’s Vice President, Brewing in January 2008, after serving as the Company’s Director of Quality & Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member.

Tara L. Heath, 43, was appointed Vice President, Legal & Deputy General Counsel of Boston Beer in July 2016. She joined the Company in 1997 and has held various positions during that time, including Senior Corporate Counsel & Director of Regulatory Affairs from 2013 to 2016 and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

Matthew D. Murphy, 49, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Jonathan N. Potter, 54, was appointed Boston Beer’s Chief Marketing Officer in August 2016. Prior to joining the Company, he held positions with Moet Hennessy USA (MH), a wine and spirits company headquartered in New York, New York. At MH, Mr. Potter held the position of Chief Marketing Officer and Executive Vice President for all brands from July 2012 to December 2015, and was appointed the Managing Director of its Chandon division in January 2016. Prior to that, he was Senior Partner and Chief Marketing Officer of McKinney Rogers International (USA), Inc., a global business execution consulting firm headquartered in New York, New York, from 2010 to 2012. From 1997 to 2010, Mr. Potter held a number of positions around the globe with Diageo, a multinational alcoholic beverages company, finishing his career there as Chief Marketing Officer for Diageo North America.

Frank H. Smalla, 52, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012.

Quincy B. Troupe, 51, was appointed Senior Vice President, Supply Chain in January 2016. Mr. Troupe has over twenty years of supply chain management experience in the consumer food industry. Prior to joining Boston Beer, he served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc. from 2013 to 2015, and as Vice President, Supply Chain for Campbell North America from 2010 to 2013. Prior to joining Campbell Soup, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997 to 2010.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of the executive compensation program for our Named Executive Officers. In 2017, our Named Executive Officers were:

●	Martin F. Roper, President and Chief Executive Officer
●	Frank H. Smalla, Treasurer and Chief Financial Officer
●	C. James Koch, Founder and Chairman
●	John C. Geist, Chief Sales Officer
●	Jonathan N. Potter, Chief Marketing Officer

In addition to providing an overview of our executive compensation program, this section also explains how and why the Compensation Committee determined the specific compensation policies and decisions involving our Named Executive Officers.

Executive Compensation Summary

2017 CEO Compensation

Mr. Roper served as President and CEO and a member of the Board of Directors from January 2001 until April 2, 2018, when Mr. Burwick commenced service as President and CEO.

In connection with his planned retirement, the Company and Mr. Roper entered into the Retirement Letter Agreement on February 2, 2017, which sets forth the terms and conditions for Mr. Roper’s continued employment with the Company until his planned retirement. On that same date, the Company and Mr. Roper also entered into the Restrictive Covenant Agreement, which outlines certain duties and responsibilities that will remain in effect following his retirement. These agreements are described in more detail in this Proxy Statement under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.” Full copies of the Retirement Letter Agreement and the Restrictive Covenant Agreement were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2017.

The mix of Mr. Roper’s compensation in 2017 included a base salary, a performance-based bonus pursuant to the Company’s bonus program, and a discretionary bonus. He did not receive any equity awards in 2017 in light of his announced retirement and in consideration of the 2016 CEO Option, a long-term stock option grant he received in 2016, which is outlined in more detail below. Mr. Roper earned total compensation of $1,802,155 in 2017. His total potential compensation for 2017 is set forth in the following charts:

CEO TOTAL POTENTIAL COMPENSATION MIX IN 2017
Salary	35.6%
Performance Bonus Earned	10.4%
Performance Bonus Not Earned	18.1%
Discretionary Bonus	35.5%
Other Compensation[4]	0.4%

Mr. Roper’s Fiscal Year 2017 base salary of $783,000 was unchanged from his Fiscal Year 2016 base salary. He was also eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against certain depletions growth, EBIT, and resource efficiency targets in 2017, as discussed in the following paragraphs.

4	“Other Compensation” includes Company contributions to annual group life insurance, accidental death and dismemberment insurance, short-term disability, long-term disability, and the Company’s 401(k) plan, as well as reimbursement of relocation expenses, if applicable.

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Bonuses payable to our Executive Officers, including Mr. Roper, for Fiscal Year 2017 were based solely on Company performance against these Company-wide goals. The target parameters of the 2017 Company wide-goals were established by the Compensation Committee of the Board of Directors on December 7, 2016, based on the Company’s then 2017 Financial Plan. On February 17, 2017, in light of changes to the 2017 Financial Plan since December 7, 2016, the Board of Directors voted to correspondingly revise the target parameters of the 2017 Company-wide goals for all employees except the Chairman and the CEO, who would be subject to the 2017 Company-wide goals previously established on December 7, 2016. For the sake of clarity, the Company-wide goals applicable to all employees except for the Chairman and the CEO are referred to herein as the “Company Goals” and the goals applicable to the Chairman and the CEO are referred to herein as the “Chairman/CEO Goals.”

The total bonus potential of each Named Executive Officer is his “target” bonus that would result from the Company achieving 100% of the Company Goals or the Chairman/CEO Goals, as applicable, in Fiscal Year 2017. As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix - Cash Incentive Bonuses,” the Company provided a bonus opportunity for its Named Executive Officers for a payout of up to 250% bonus potential in the event that the Company’s performance significantly exceeded the targets of the Company Goals or the Chairman/CEO Goals. As described in more detail in the CD&A, the Company ultimately achieved 83.6% of the 2017 Company Goals and 36.6% of the 2017 Chairman/CEO Goals.

As a result of the Company achieving 36.6% of the Chairman/CEO Goals, Mr. Roper was awarded a bonus of $229,262 for Fiscal Year 2017. This bonus was paid in March 2018. Additionally, the Company awarded Mr. Roper a discretionary bonus of $780,000 in recognition of his services as CEO for the full 2017 Fiscal Year following his announced retirement, as well as his effective contributions in 2017 toward preparing for a seamless CEO transition, as contemplated by his Retirement Letter Agreement. The discretionary bonus was approved by the Compensation Committee on February 13, 2018 and paid in March 2018.

Overall, the Company believes that the CEO’s compensation mix in 2017 was appropriate and consistent with the goals of our executive compensation program, taking into account Mr. Roper’s contributions to the Company in 2017.

CEO Option Grants

Boston Beer did not historically award equity grants to Mr. Roper on an annual cycle. Until 2016, the last equity award he received was an option grant of 753,864 Class A Shares, effective January 1, 2008, that required both continued employment and outperformance of the Company’s stock price (the “2008 CEO Option”). The 2008 CEO Option provided for vesting in five equal installments on January 1 in each of the years 2014 to 2018, subject to Mr. Roper’s continued employment with the Company on the corresponding vesting dates. The 2008 CEO Option also required appreciation of the Company’s stock price since the date of grant to exceed a specified market index and caps Mr. Roper’s appreciation opportunity at $70.00 per share. The 2008 CEO Option was scheduled to expire on December 31, 2018, subject to earlier termination based on the following conditions: (1) the expiration of twelve months after Mr. Roper ceases to be an employee of the Company, regardless of the reason; or (2) certain “Change in Control” situations, subject to Mr. Roper’s right to participate in the transaction giving rise to the change in control, as more fully described under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements” below.5 The fair value of the 2008 CEO Option was fixed at the time of grant for reporting purposes at $6,339,996.

A total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2017, all of which were exercised by Mr. Roper and sold during the 2017 Fiscal Year, with Mr. Roper realizing gross income of approximately $10.6 million. Similarly, a total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2018, all of which were exercised by Mr. Roper and sold in January 2018 pursuant to a Rule 10b5-1 Plan dated November 1, 2017, with Mr. Roper realizing gross income of approximately $10.6 million. Accordingly, all of the shares under the 2008 CEO Option were vested and sold as of the mailing of this Proxy Statement.

The 2016 CEO Option was granted to Mr. Roper on January 1, 2016 and is for a total of 574,507 Class A Shares. The expectation underlying the 2016 CEO Option was that the grant would not provide any value to Mr. Roper unless the Company’s stock price outperformed a specified market index. The grant was authorized and approved by the Compensation Committee, the Board of Directors, and the Class B Stockholders. The fair value of the 2016 CEO Option was fixed at the time of grant for reporting purposes at $22,499,981. For additional details, a copy of the 2016 CEO Option was attached as Exhibit No. 10.15 to the Company’s Annual Report on Form 10-K for Fiscal Year 2015, filed with the SEC on February 18, 2016.

The 2016 CEO Option was not scheduled to begin to vest until January 1, 2019, contingent on Mr. Roper’s employment with the Company as of that date. Accordingly, in light of Mr. Roper’s retirement from the Company in April 2018, no portion of the 2016 CEO Option will vest and therefore Mr. Roper will not realize any income from the 2016 CEO Option.

Mr. Roper did not receive any equity awards in 2017 or 2018.

5	For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock. Except for the 2016 CEO Option, all of the equity awards granted by the Company since January 1, 2016 include “double-trigger” clauses that require both a Change in Control and termination of employment without cause or good reason within 12 months of the Change in Control in order to immediately vest. The 2016 CEO Option includes an identical double-trigger contingency, but only provides for vesting of a limited number of shares upon such an occurrence according to a pre-established schedule. To the extent that the options become exercisable pursuant to a Change in Control, the 2016 CEO Option provides that the CEO would have the right to participate in a transaction giving rise to such a Change in Control. Additionally, it is expected that two “recruitment” restricted stock awards to be granted to Mr. Burwick on or around April 30, 2018 will include a “single-trigger” Change in Control provision, whereby the unvested portion of both grants will vest immediately, in the event of termination without cause, resignation for good reason, or a Change in Control. It is expected that the other equity awards to be granted to Mr. Burwick in 2018 will include double-trigger clauses.

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Other Named Executive Officer 2017 Compensation Mix

The mix of potential compensation of our Named Executive Officers other than the CEO, or Other Named Executive Officers, in 2017 was also consistent with the goals of our executive compensation program. However, the equity components were lower than might be expected relative to our customary practices, due to hirings and a promotion in 2016 which resulted in significant off-cycle grants to several Other Named Executive Officers during 2016 and no further grants to these individuals in 2017. As shown in the chart below, cash incentives and equity awards provided approximately 37.9% of the total potential compensation, in the aggregate, of our Other Named Executive Officers.

OTHER NEO COMPENSATION MIX IN 2017
Salary	48.6%
Hiring Bonus[6]	6.4%
Bonus Earned	22.0%
Bonus Not Earned	10.2%
Equity	5.8%
Other Compensation	7.0%

Of the total potential compensation of our Other Named Executive Officers for 2017, salary constituted 38% to 62%, bonuses earned (paid in 2018 based on 2017 performance) constituted 14% to 31%, and equity compensation, all of which was in the form of stock options, constituted 0% to 22%. The actual compensation paid to each of our Named Executive Officers in 2017 is discussed below under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance.” Additional detail on the equity grants awarded to our Named Executive Officers in 2017 and to date in 2018 is also available under the subheading “Equity Awards” within that section.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to company performance and equity awards with performance-based vesting linked company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achieving the Company’s strategy and goals and delivering strong company performance, both in terms of depletions growth and long-term stockholder value. Our compensation philosophy is to provide employees with a distinctive overall compensation package that provides strong performers with the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentive bonuses, and equity incentive awards.

These compensation packages are designed to:

●	provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on company performance, thereby increasing stockholder value;
●	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
●	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described below:

Base Salary

Base salaries are designed to provide a fixed level of competitive income that reflects the individual’s level and scope of responsibility and level of performance.

6	Pursuant to his offer letter, Mr. Potter received a hiring bonus of $250,000 on March 10, 2017, which was repayable on a prorated basis should he have voluntarily resigned or been terminated for cause within 12 months following such payment.

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Cash Incentive Bonus (Short-Term Incentive)

Cash incentive bonus opportunities are designed to motivate, focus, and reward our Executive Officers for the achievement of specific Company-wide performance goals that are approved annually by the Compensation Committee and the Class B Stockholders.

Equity Incentive Awards (Long-Term Incentive)

Equity incentive awards are designed to provide Executive Officers and other selected employees a reward for delivering long-term stockholder value, so as to align the interests of our key employees with the interests of our stockholders. Equity incentive awards are also an effective tool for attracting and retaining executives and other key employees. Historically, equity incentive awards for Executive Officers were primarily in the form of stock option grants (both time-based and performance-based) but, starting in 2018, the Company adopted a mix of performance-based stock option grants and restricted stock awards, which vest over a number of years, and typically have a term of ten years.

Certain of the options granted in recent years provide that vesting is contingent on the Company meeting certain depletions criteria in the year(s) following the option grant. The performance-based option grants awarded to Executive Officers in 2017 included performance targets based on the compounded annual growth rate of Company depletions in Fiscal Year 2019 over Fiscal Year 2016. Once the number of shares that are eligible to vest is determined, the eligible shares vest annually over the period from March 1, 2020 to January 1, 2022. Historically, we have awarded option grants that vest annually over a five-year period commencing on the date of the grant for the majority of our option awards. On occasion, options with time-based vesting have also been granted to Executive Officers and senior managers, with vesting delayed for a number of years as an incentive to remain with the Company.

In addition, some Executive Officers and other key employees receive restricted stock awards that typically vest over a five-year period. The Company has also awarded restricted stock awards with shorter vesting schedules to Executive Officers upon hiring, to facilitate the recruitment of highly competent executives.

As outlined in more detail under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance - Compensation of Named Executive Officers Other than the CEO - 2018 Equity Grants to NEOs,” all of our Named Executive Officers except Mr. Roper received restricted stock awards on January 1, 2018.

Eligible Boston Beer employees, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP”, where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer employees are referred to in this Proxy Statement as “ISP Eligible Employees.” ISP Eligible Employees generally must have: (1) been employed by Boston Beer for at least one calendar year; and (2) entered into an Employment Agreement with Boston Beer.

Our employee stock option grants, restricted stock awards, and the ISP form the framework of our Employee Equity Incentive Plan, or “EEIP.”

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers, including the EEIP. This also includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, the CEO, and the other Executive Officers of the Company; evaluates achievement of those goals, taking into consideration the recommendations of the CEO; and sets the compensation level of the Chairman, the CEO, and the other Executive Officers based on this evaluation.

Consistent with Boston Beer’s objectives of attracting, rewarding, motivating, and retaining top-performing executives, the Compensation Committee endeavors to develop compensation structures for individual Executive Officers that reflect the responsibilities of their respective positions and are appropriate in light of market compensation levels for executives with comparable responsibilities, consider past achievements with the Company and the compensation awarded to them in the past, and provide financial incentives for superior performance in meeting the challenges facing the Company.

Components of Executive Compensation and Determination of Compensation Mix

Historically, total potential compensation of our Named Executive Officers was substantially weighted towards performance-based compensation. In 2015, salary constituted between 35% and 45% of the total compensation of our Named Executive Officers, with the balance being a mix of cash incentive bonuses and equity incentive awards. In 2016, the mix of total potential compensation for our Named Executive Officers was weighted heavily towards equity for the purposes of attracting new executives and recognizing a promotion, and ultimately for retention purposes due to the atypical number of new Executive Officers joining the Company during that year. In 2017, of the total potential compensation of our Other Named Executive Officers, salary constituted 38% to 62%, bonuses earned (paid in 2018 based on 2017 performance) constituted 14% to 31%, and equity compensation, all of which was in the form of stock options, constituted 0% to 22%. The equity compensation component in 2017 was lower than has been customary due to the significant hiring and promotion grants awarded to several of our Other Named Executive in 2016.

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While none of our Named Executive Officers, other than Mr. Koch, received equity awards in 2017 for the reasons described under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance - Compensation of Named Executive Officers Other than the CEO - Equity Awards,” the total potential incentive compensation mix of our Named Executive Officers in 2018 is more weighted towards a balance of: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on multi-year Company performance; and (3) restricted stock awards contingent on continued employment. The Company anticipates utilizing a similar mix of total NEO incentive compensation going forward but will continue to review appropriate mix and structures to best meet the Company’s needs. The equity awards granted to our Named Executive Officers on January 1, 2018 are described in detail under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance - Compensation of Named Executive Officers Other than the CEO - 2018 Equity Grants to NEOs” in this Proxy Statement.

For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and the proportion of variable, performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the value of the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, tenure, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Base salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, taking individual and Company performance, individual responsibilities, and market data regarding peer group compensation into account. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

Cash Incentive Bonuses

Executive Officers have the opportunity to earn cash incentive bonuses tied to a percentage of their respective base salaries. Prior to Fiscal Year 2016, criteria for these cash incentive bonuses historically included a combination of Company performance and individual performance goals for each Executive Officer.

In 2015, the Compensation Committee substantially revised the cash incentive bonus program for Executive Officers and other employees for Fiscal Year 2016 and going forward, placing emphasis on shared Company-wide goals in order to more directly align cash incentive bonus awards with overall Company performance. The new program also provided for increased bonus payout potential of up to 150% of target in the event that Company performance significantly exceeds target expectations in 2015 and 2016, and provides for increased bonus payout potential of up to 250% in 2017 and 2018, with the Compensation Committee also setting appropriately challenging targets in order for Executive Officers and employees to receive the higher potential payouts. In approving these changes, the Compensation Committee took into consideration input from the Company’s Executive Officers, discussions with an executive compensation consulting firm, a review of the compensation programs of the Company’s peer group, and information from incoming executives regarding their past compensation structures. The engagement of the executive compensation consulting firm and the Company’s peer group are more fully detailed under the heading “Compensation Assessments” below. The Compensation Committee believes that this change in the cash bonus incentive program ensures greater alignment and focus on common goals, which will result in higher long-term performance by the Company.

The Company’s 2017 shared Company-wide goals consisted of achieving: (1) certain depletions targets in 2017, which were weighted as 60% of the goals; (2) certain EBIT targets, which were weighted as 20% of the goals; and (3) certain resource efficiency and cost savings targets, which were weighted as 20% of the goals.7

The 2017 cash incentive bonus goals for our Executive Officers were based entirely on the level of achievement of the targets for these Company-wide goals, whether the Chairman/CEO Goals or the Company Goals. Bonus goals for other employees were based on a combination of the Company Goals and other individual goals related more specifically to their respective job roles and potential impact on the Company’s growth. Bonus payouts were determined in accordance with a scale that provides for between 0% and 250% payout, based on the Company’s performance against the targets of the Company Goals.8 Assessment of the achievement of the Company Goals is within the purview of the Compensation Committee.

The Compensation Committee met in February 2018 and reviewed the Company’s performance against the scale of the Company Goals and Chairman/CEO Goals for Fiscal Year 2017. The Committee determined that the Company achieved 83.6% of its Company Goals in 2017 and 36.6% of the Chairman/CEO Goals, and correspondingly approved the bonus payouts of the Company’s Executive Officers. In making this assessment with respect to the Company Goals, the Committee determined that the Company achieved a portion of the depletions targets, but that it exceeded the EBIT and resource efficiency targets outlined in the Company Goals, reflecting the Company’s focus on cost-savings and efficiency initiatives. In making this assessment with respect to the Chairman/CEO Goals, the Committee determined that the Company achieved no portion of the depletions or EBIT targets, but that it exceeded the resource efficiency targets outlined in the Chairman/CEO Goals. The bonus of each of the Company’s Named Executive Officers is disclosed under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance.”

7	The bonus goals of our Executive Officers for Fiscal Year 2017 are based solely on Company performance against these Company-wide goals. The target parameters of the 2017 Company wide-goals were established by the Compensation Committee on December 7, 2016, based on the Company’s then 2017 Financial Plan. On February 17, 2017, in light of changes to the 2017 Financial Plan since December 7, 2016, the Board of Directors voted to correspondingly revise the target parameters of the 2017 Company-wide goals for all employees except the Chairman and the CEO, who would be subject to the 2017 Company-wide goals previously established on December 7, 2016. For the sake of clarity, the Company-wide goals applicable to all employees except for the Chairman and the CEO are referred to herein as the “Company Goals” and the goals applicable to the Chairman and the CEO are referred to as the “Chairman/CEO Goals.”
8	For the purposes of this Proxy Statement, the total bonus potential of each Named Executive Officer is his “target” bonus that would result from the Company achieving 100% of the Company Goals or the Chairman/CEO Goals, as applicable, in Fiscal Year 2017. As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix - Cash Incentive Bonuses,” the Company provided a bonus opportunity for its Named Executive Officers for a payout of up to 250% bonus potential in the event that the Company’s performance significantly exceeded the targets of the Company Goals or the Chairman/CEO Goals.

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Equity Incentive Awards and the ISP

Discretionary Stock Options

Under our EEIP, certain employees are eligible to receive stock option grants. While generally granted on an annual basis in January, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as a part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such options may have vesting and performance criteria that differ from the annual grants.

Historically, most of the options granted by the Company vested in equal annual installments over a five-year period, conditioned on continued employment with Boston Beer, with a term of ten years until expiration. On occasion, options may have been scheduled to vest over a shorter or longer period of time. During the last several years, options have been granted only to Executive Officers and select senior managers of the Company, certain of which are contingent on the Company achieving certain performance criteria, such as target depletion or net revenue growth goals in the fiscal year(s) immediately following the date of grant. By way of illustration, the number of shares, if any, as to which a performance-based option may subsequently become exercisable is dependent upon the Company’s performance measured against a benchmark set by the Board of Directors on the recommendation of the Compensation Committee. These performance-based options frequently have two to three tiers of criteria and provide that, in the event the criteria in either tier or all tiers are not met, the option lapses as to a portion or all of the shares that would have vested had the performance criteria been satisfied. As discussed under the heading “Compensation Philosophy and Objectives - Equity Incentive Awards (Long-Term Incentive),” performance equity grant criteria had historically been based on Company performance over a one-year period, but starting in 2017 the Company adopted performance measures over multiple years. The performance-based option grants awarded to Executive Officers in 2017 included performance targets based on the compounded annual growth rate of Company depletions in Fiscal Year 2019 over Fiscal Year 2016.

The Compensation Committee believes that stock option grants are an effective way to reward Executive Officers and senior managers and align their interests with the interests of Boston Beer’s stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention of the executives and senior managers and to align their rewards with the interests of stockholders. The Compensation Committee has also granted time-based vesting options to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new employees.

In October of each year, the CEO makes preliminary recommendations to the Compensation Committee, after consultation with the Chairman, for stock option grants to Executive Officers and senior managers, taking into account his assessment of each executive’s past performance and expected future contributions to the Company. The CEO also makes recommendations as to the criteria to be met for performance-based options to vest. In December, the CEO makes final recommendations to the Committee after consultation with the Chairman. Periodically and as part of this process, the Chairman also discusses with the Compensation Committee the status of the equity incentives in place for the CEO. The Compensation Committee makes its decisions and submits them to the Board of Directors for ratification and approval, with grants effective January 1 of the following year and priced at the fair market value as of January 1. When determining the number of shares to be subject to a stock option grant and the vesting criteria, the Compensation Committee, while considering the recommendations of the CEO, makes its determination based on the various factors mentioned above. On occasion, options are granted at other times of year as discussed above.

The Compensation Committee also reviews any employment offers made to new senior executives that contain equity grants; any such grant is conditioned on approval of the Compensation Committee. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

In 2017, upon the recommendation of the Compensation Committee, the Board of Directors granted option awards to two Executive Officers for a total of 5,185 shares. The option awards included performance-based contingent-vesting option awards to Mr. Koch and one other Executive Officer on January 1, 2017. The number of shares that may become exercisable pursuant to these awards is dependent upon the Company achieving certain compounded annual growth rate targets based on depletions growth in Fiscal Year 2019 over Fiscal Year 2016. The determination of the eligibility for vesting of these options will be made by the Compensation Committee before March 1, 2020. If the primary depletions target is achieved, 33% of the eligible shares will vest on March 1, 2020, 33% of the eligible shares will vest on January 1, 2021, and 34% of the eligible shares will on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the secondary depletions target is achieved and the primary depletions target is not achieved, 16.5% of the eligible shares will vest on March 1, 2020, 16.5% of the eligible shares will vest on January 1, 2021, and 17% of the eligible shares will on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the depletions targets are not met.

As discussed in more detail under the heading “Fiscal Year 2017 Named Executive Officer Compensation and Performance - Compensation of Named Executive Officers Other than the CEO - Equity Awards,” certain of our Named Executive Officers did not receive option grants in 2017 after receiving grants in 2016 related to their hiring or promotion.

Additionally, in 2017, the 2016 option agreement of one senior manager was amended to revise vesting criteria corresponding to a change in role for that senior manager. The number of option shares underlying that agreement were not changed.

Each of the option awards granted to the Company’s Executive Officers in Fiscal Year 2017 included a double-trigger clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the Optionee without cause or good reason within 12 months of the Change in Control.

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Restricted Stock Awards

Restricted stock awards are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee takes into account recommendations from the CEO and Chairman. As is the case with discretionary stock option awards, restricted stock awards are generally granted on an annual basis on January 1, valued at fair market value as of the award date. These shares of restricted stock generally vest over a five-year period, at the rate of 20% per year. On occasion, grants of restricted stock awards are made at other times, such as upon the hiring of a new executive or senior manager. Such grants have occasionally included different vesting schedules.

On January 1, 2017, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 12,358 shares of restricted stock to 98 employees, including one Executive Officer. Additionally, two new senior managers were granted an aggregate of 3,442 shares of restricted stock later in Fiscal Year 2017 for the purpose of incentivizing them to join the Company. Each of the restricted stock awards granted to the Company’s Executive Officers and other employees in Fiscal Year 2017 included a double-trigger Change in Control clause.

As is the case with discretionary stock option awards, restricted stock awards are approved by the Compensation Committee and the full Board and ratified by the Class B Stockholders.

Investment Shares

Under our Investment Share Program, ISP Eligible Employees may purchase such number of Class A Shares that have a value, as determined pursuant to the EEIP, of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500 (“Investment Shares”). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Employees have the opportunity to purchase Investment Shares in January each year, with the purchase price based on the fair market value of the shares as of January 1. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company.

While the Chairman and the CEO are precluded from participation in the ISP, other Executive Officers are permitted to participate. In 2017, Boston Beer employees purchased a total of 10,146 shares under the ISP, of which 342 shares were purchased by two Executive Officers, neither of whom are Named Executive Officers.

Executive Benefits

In 2017, the Company’s Executive Officers were eligible for the same level and offering of benefits, including the Company’s 401(k) plan and other benefit programs as were made available to other employees. The Company provides no additional benefits to its Executive Officers. Certain employees are eligible for the reimbursement of relocation, commuting, and living expenses upon hiring and for a limited period thereafter. In Fiscal Year 2017, Mr. Smalla received reimbursement of $117,853 for 2017 expenses and Mr. Potter received reimbursement of $116,802 for 2017 expenses.9

How Executive Pay Levels are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other companies, and data collected in interviewing and hiring external candidates for executive positions.

The Compensation Committee also uses tally sheets that ascribe dollar amounts to the components of Executive Officer compensation, including salary, bonus, and equity grants. It also tabulates gains made by the Executive Officers through the exercise of options, unrealized gains in vested options, and potential gains from unvested options at current market prices.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of equity compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, with the greatest emphasis on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities.

As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2017, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederick W. Cook & Co., Inc., or FW Cook, a nationally-recognized executive compensation consulting firm, conducted in 2015 (the “2015 Assessment”). At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business.

9	In July 2017, the Company and Mr. Potter amended the arrangement related to the reimbursement of his relocation, commuting, and living expenses to extend the reimbursement of certain living and commuting expenses for three years in lieu of the guaranteed offer of relocation assistance in his offer letter. Mr. Potter would be required to repay the trailing one year of those reimbursed fees in the event that he voluntarily terminates his employment with the Company during that period. The Compensation Committee approved the amendment.

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FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

2015 ASSESSMENT BOSTON BEER PEER GROUP

B&G Foods, Inc.	Lancaster Colony Corp.	Steve Madden, Ltd.
Calavo Growers Inc.	Movado Group, Inc.	The Hain Celestial Group, Inc.
Cal-Maine Foods Inc.	National Beverage Corp.	Tootsie Roll Industries Inc.
Diamond Foods Inc.	Oxford Industries, Inc.	Tumi Holdings Inc.
G-III Apparel Group, Ltd.	Pinnacle Foods, Inc.	Vector Group Ltd.
J&J Snack Foods Corp.	Snyder’s-Lance, Inc.

Once this peer group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the 2015 Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding Named Executive Officer 2017 compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are more important drivers of total compensation decisions than comparisons against the peer group.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, discretionary option awards, and restricted stock awards.

Stock Ownership and Retention Guidelines for Directors and Executive Officers

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and of six times annual cash compensation for the non-management Directors, and retention of a portion of the net shares received upon exercise of certain options for a period of time. Under the guidelines, the Compensation Committee in the future may establish equity ownership guidelines for the Company’s other Executive Officers.

Because target ownership for the Chairman has already been met through his ownership of Class B Shares, the following additional requirements apply to all new equity grants awarded to him after February 7, 2013: (i) retention of 75% of net shares on exercise of options for six months after exercise, and (ii) retention of 50% of net shares on exercise of options for one year after exercise.

The CEO and the non-management Directors have an indefinite period to achieve the target ownership, but for all new equity grants received after February 7, 2013, they must retain 100% of net shares until the target has been achieved, and if not achieved within five years, they must retain 75% of net shares on any equity granted prior to February 7, 2013 and exercised or vested after February 7, 2018. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new equity grants awarded after February 7, 2013.

For the purposes of these guidelines, “net shares” means shares acquired by an individual upon the exercise of an option or the vesting of a restricted stock grant or purchase, after the payment of the exercise price for exercising the option and all taxes payable as a result of the exercise or vesting, assuming that the individual’s liability for the exercise price and taxes is met through the delivery of shares.

Ownership requirements for employees subject to the guidelines lapse on: (i) the first anniversary of the voluntary termination of employment or of the termination of employment by the Company for cause; or (ii) the involuntary termination of employment other than for cause, his or her death, or, for individuals other than C. James Koch, a Change in Control, whichever first occurs. Ownership requirements for each non-management Director lapse on: (i) the first anniversary of the voluntary resignation of the Director from the Board or his or her removal from the Board for cause; or (ii) the involuntary resignation or removal of the Director from the Board other than for cause, his or her death, or a Change in Control, whichever first occurs.

The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on February 13, 2018, and determined that Mr. Koch, Mr. Roper, and two of the non-management Directors had achieved their respective share ownership targets, while four non-management Directors had yet to achieve their respective share ownership targets.

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Tax Deductibility under Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits to $1,000,000 the tax deductibility by a publicly-traded corporation of compensation paid to the CEO and certain other Named Executive Officers. However, prior to the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, compensation that qualified as “performance based” was excluded from the $1,000,000 limit if, among other requirements, the compensation was payable only upon the attainment of pre-established, objective performance goals under a plan approved by stockholders. In 2014, the EEIP was amended to include specific performance measures to be used for restricted stock awards or discretionary stock options granted to certain Executive Officers and senior managers that were designed to qualify for the performance-based compensation exception under Section 162(m). The bonuses and stock options granted to the Named Executive Officers have been approved, in accordance with the requirements of Section 162(m) and the EEIP, by the Class B Stockholder, who acts with sole authority on such matters. Starting on January 1, 2018, performance-based compensation is no longer excluded from the $1,000,000 limit, unless the compensation was granted under “written binding contracts” in effect as of November 2, 2017.

Prior to 2018, total annual cash compensation paid to any individual executive that has not been performance-based has not exceeded $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under Boston Beer’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Boston Beer’s compensation philosophy, and the Company’s best interests. Boston Beer has not adopted a policy that all executive compensation be fully deductible.

2017 Say-on-Pay Results

In May 2017, the Class A Stockholders cast an advisory vote to approve our Named Executive Officer compensation as disclosed in the Proxy Statement for the 2017 Annual Meeting of Stockholders. Approximately 66% of the shares voted on the matter were cast in support of our Named Executive Officer compensation. The Compensation Committee considered this result, as well as the results of the 2015 Assessment performed by FW Cook, and determined that the Company’s compensation policies remained largely appropriate. However, as described under the heading “Components of Executive Compensation and Determination of Compensation Mix” above, the Compensation Committee adjusted the total potential incentive compensation mix of our Named Executive Officers in 2018, which will be more weighted towards: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on Company performance; and (3) restricted stock awards contingent on continued employment.

At the 2018 Annual Meeting, we will hold another advisory Say-on-Pay vote on the compensation of our Named Executive Officers. We have held advisory Say-on-Pay votes on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes in evaluating our executive compensation policies.

Fiscal Year 2017 Named Executive Officer Compensation and Performance

Compensation of Martin F. Roper, President & Chief Executive Officer

The Compensation Committee reviews and approves the compensation paid to our CEO. For Fiscal Year 2017, the Compensation Committee approved a base salary for Mr. Roper of $783,000, unchanged from his base compensation in Fiscal Year 2016.

Additionally, Mr. Roper was eligible for a target bonus of up to 80% of his base salary, or $626,400, wholly contingent on the Company’s performance against the Chairman/CEO Goals, with potential payout of up to 250% of the target if the Company’s performance significantly exceeded the target expectations of the Company Goals. As described under the heading “Components of Executive Compensation and Determination of Compensation Mix - Cash Incentive Bonuses,” the Compensation Committee determined that the Company achieved 36.6% of the Chairman/CEO Goals in 2017, resulting in a bonus of $229,262 for Mr. Roper, equivalent to 29.3% of his 2017 base salary. The bonus was paid in March 2018.

Additionally, the Company awarded Mr. Roper a discretionary bonus of $780,000 in recognition of his services as CEO for the full 2017 Fiscal Year following his announced retirement, as well as his effective contributions in 2017 toward preparing for a seamless CEO transition, as contemplated by his Retirement Letter Agreement. The discretionary bonus was approved by the Compensation Committee on February 13, 2018 and paid in March 2018.

In December 2007, the Compensation Committee and the Board of Directors approved the 2008 CEO Option, a long-term variable price option grant to Mr. Roper for 753,864 shares of the Company’s Class A Common Stock, effective January 1, 2008. This 2008 CEO Option, part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere, had a value of approximately $6.34 million at the date of grant. The 2008 CEO Option vested 20% on January 1 in each of years 2014 to 2018. A total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2017, all of which were exercised by Mr. Roper and sold during the 2017 Fiscal Year, with Mr. Roper realizing gross income of approximately $10.6 million. Similarly, a total of 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2018, all of which were exercised by Mr. Roper and sold in January 2018 pursuant to a Rule 10b5-1 Plan dated November 1, 2017, with Mr. Roper realizing gross income of approximately $10.6 million. Accordingly, all of the shares under the 2008 CEO Option were vested and sold as of the mailing of this Proxy Statement.

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In December 2015, the Compensation Committee and the Board of Directors approved the 2016 CEO Option, a long-term variable price option grant to Mr. Roper for 574,507 shares of the Company’s Class A Common Stock, effective January 1, 2016. This 2016 CEO Option was part of a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere. The details of the 2016 CEO Option are discussed in detail under the heading “CEO Option Grants” in the Executive Compensation Summary section of this CD&A. As a result of Mr. Roper’s retirement in 2018, no portion of the 2016 CEO Option will vest and Mr. Roper will not realize any income from the 2016 CEO Option.

Taking into account information from a number of sources, including the 2015 Assessment prepared by FW Cook, the Compensation Committee believes that Mr. Roper’s compensation in 2017 was appropriate based on his responsibilities, performance level, and contribution to Boston Beer, and that it was structured in a way that provided Mr. Roper with appropriate incentives and rewards for superior performance and increasing in stockholder value.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Roper during Fiscal Year 2017. There is no Company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our employees. Mr. Roper does not have a severance or change in control arrangement, other than: (1) the Retirement Letter Agreement; (2) the Change in Control provision of the 2008 CEO Option; and (3) the Change in Control provision of the 2016 CEO Option, all of which are explained in more detail below under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

Compensation of Named Executive Officers Other than the CEO

Base Salary

The following table shows the 2017 base salary and the corresponding percentage increase above the 2016 base salary level of our Named Executive Officers other than the CEO.

Name	Title	Base Salary for 2017[10]	Percent Increase from 2016 Base Salary
C. James Koch	Chairman and Founder	$405,000	0%
Frank H. Smalla	Treasurer and CFO	$505,000	1%
John C. Geist	Chief Sales Officer	$505,000	1%
Jonathan N. Potter	Chief Marketing Officer	$479,750	1%

The Compensation Committee considered recommendations made by the CEO for 2017 salary adjustments and initial salaries upon hiring for the Named Executive Officers and concluded that the recommended base salary for each of these Named Executive Officers, as adjusted, was within the appropriate range for his experience and job responsibilities.

Bonus

For Fiscal Year 2017, the overall cash incentive target bonus potential of our Named Executive Officers other than the CEO were: (1) 100% of base salary for Mr. Koch; (2) 60% of base salary for Mr. Smalla and Mr. Geist; and (3) 50% of base salary for Mr. Potter. Achievement of all of our Named Executive Officers’ bonuses is based solely on Company performance against the Company Goals, except that the Chairman’s bonus is based solely on Company performance against the Chairman/CEO Goals. As described in the “Cash Incentive Bonuses” section, in February 2018 the Compensation Committee determined that the Company achieved 83.6% of the Company Goals and 36.6% of the Chairman/CEO Goals in 2017. As a result, the Committee approved total bonus payments to our other Named Executive Officers as follows:

Name	Title	2017 Bonus, Paid in March 2018
C. James Koch	Chairman and Founder	$148,230
Frank H. Smalla	Treasurer and CFO	$252,729
John C. Geist	Chief Sales Officer	$252,729
Jonathan N. Potter	Chief Marketing Officer	$200,077

Mr. Potter also received a hiring bonus of $250,000 on March 10, 2017.

10	On February 16, 2017, the Compensation Committee approved salary increases for our Named Executive Officers to be effective as of March 26, 2017. The amounts shown in the “Base Salary for 2017” column are the annual base salaries approved by the Compensation Committee on that date. The actual pro-rated base salary compensation received in Fiscal Year 2017 was $405,000 for Mr. Koch, $503,846 for Mr. Smalla, $503,846 for Mr. Geist, and $478,654 for Mr. Potter.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 35

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Equity Awards

On January 1, 2017, the Company granted a contingent vesting option to Mr. Koch for 2,745 shares, with an accounting value of $224,958 as of the date of the grant. The option has an exercise price of $169.85 per share, the closing price of the Company’s Class A Common Stock on December 30, 2016.

The extent to which the option may become exercisable will be dependent upon the Company achieving certain compounded annual growth rate targets based on depletions growth in Fiscal Year 2019 over Fiscal Year 2016. The determination of the eligibility for vesting will be made by the Compensation Committee before March 1, 2020. If the primary growth target is achieved, the options will vest as to 33% of the underlying shares on March 1, 2020, 33% on January 1, 2021, and 34% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the secondary growth target is achieved and the primary growth target is not achieved, the options will vest as to 16.5% of the underlying shares on March 1, 2020, 16.5% on January 1, 2021, and 17% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the growth targets are not met.

Mr. Geist did not receive an equity award in 2017, as he was granted a significant long-term option on January 1, 2016 in connection with his promotion to Chief Sales Officer. Similarly, Mr. Smalla and Mr. Potter did not receive equity awards in 2017, as they both received significant options and restricted stock grants upon joining the Company in 2016.

While none of our Named Executive Officers, other than Mr. Koch, received equity awards in 2017, the total potential incentive compensation mix of our Named Executive Officers in 2018 is more weighted towards a balance of: (1) cash incentive bonuses contingent solely on Company performance; (2) option awards contingent solely on multi-year Company performance; and (3) restricted stock awards contingent on continued employment. The Company anticipates utilizing a similar mix of total NEO incentive compensation going forward but will continue to evaluate appropriate structures.

2018 Equity Grants to NEOs

On January 1, 2018, the Company granted contingent vesting options to Mr. Geist, Mr. Smalla, Mr. Potter, and Mr. Koch. The options have an exercise price of $191.10, the closing price of the Company’s Class A Common Stock on December 29, 2017, and have the following accounting values: $249,984 for Mr. Geist; $249,984 for Mr. Smalla; $199,953 for Mr. Potter, and $124,951 for Mr. Koch.

The extent to which the options may become exercisable will be dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2019 over Fiscal Year 2017. The determination of the eligibility for vesting of these options will be made by the Compensation Committee before March 1, 2020. If the primary growth target is achieved, the options will vest as to 33% of the underlying shares on March 1, 2020, 33% on January 1, 2021, and 34% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the secondary growth target is achieved and the primary growth target is not achieved, the options will vest as to 16.5% of the underlying shares on March 1, 2020, 16.5% on January 1, 2021, and 17% on January 1, 2022, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the growth targets are not met.

On January 1, 2018, the Company also granted awards of restricted stock to Mr. Geist, Mr. Smalla, Mr. Potter, and Mr. Koch. The restricted stock awards have accounting values as follows: $249,959 for Mr. Geist; $249,959 for Mr. Smalla; $199,891 for Mr. Potter, and $124,979 for Mr. Koch. These restricted stock awards will vest 20% per year on January 1 in each of the years 2019 through 2023, contingent on continued employment on the respective vesting dates, and subject to accelerated vesting upon the occurrence of certain specified events.

The Compensation Committee did not make any equity grant to Mr. Roper in 2018 due to his significant 2016 option grant and his previously-announced 2018 retirement.

2018 Equity Grants to Mr. Burwick

In connection with his hiring, the Company agreed to grant two one-time restricted stock awards to Mr. Burwick for the purposes of recruitment and retention. Both awards will be granted at the outset of the open window period following the Company’s next earnings release after Mr. Burwick’s start date, on or around April 30, 2018 (the “Grant Date”). The number of shares will be determined on the Grant Date based on the market price of the Company’s Class A Shares on the day prior to the Grant Date (the “Closing Price”).

The first such restricted stock award will be for a number of Class A Shares valued at the Closing Price at approximately $7,750,000. The award will be contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-third of the shares vesting in each of the three years 2019 through 2021, subject to accelerated vesting upon the occurrence of certain specified events.

The second such restricted stock award will be for a number of Class A Shares valued at the Closing Price at approximately $6,000,000. The award will be contingent upon Mr. Burwick’s continued employment with the Company on the applicable vesting dates, with one-half of the shares vesting in 2020, and one-quarter of the shares vesting in the years 2021 and 2022, subject to accelerated vesting upon the occurrence of certain specified events.

On the Grant Date, Mr. Burwick will also receive annual equity grants with an aggregate accounting value of approximately $2,000,000. The grants will: (i) be a combination of a restricted stock award and a performance-based option, valued at approximately $1,000,000 each, with the total number of shares for each grant determined by the Closing Price; and (ii) have the same vesting criteria as the equity grants that were awarded to the Company’s other Named Executive Officers on January 1, 2018. The exercise price of the initial performance-based option will be the Closing Price.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 36

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Other

Certain employees are eligible for the reimbursement of relocation, commuting, and living expenses upon hiring and for a limited period thereafter. In Fiscal Year 2017, Mr. Smalla received reimbursement of $117,853 for 2017 expenses and Mr. Potter received reimbursement of $116,802 for 2017 expenses.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 17, 2018, and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2017.

Michael Spillane, Chair
Gregg A. Tanner

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2017 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 37

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our 2017 Named Executive Officers for Fiscal Year 2017 and the Company’s fiscal years ended December 31, 2016 (“Fiscal Year 2016”) and December 26, 2015 (“Fiscal Year 2015”).

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(1)(2)	Restricted Stock Awards(3)		Option Awards(3)		Non-Equity Incentive Plan Compensation(1)	All Other Compensation(4)		Total
Martin F. Roper President & CEO	2017	$783,000	$780,000	$0		$0		$229,262	$9,893		$1,802,155
	2016	$783,000	$0	$0		$22,499,981	(9)(10)	$100,099	$9,742		$23,392,822
	2015	$783,000	$0	$0		$0		$93,960	$10,241		$887,201
Frank H. Smalla Treasurer & CFO	2017	$505,000	$0	$0		$0		$252,729	$127,746		$885,475
	2016	$500,000	$0	$999,944	(9)	$3,999,991	(9)	$47,940	$116,071		$5,663,946
	2015	---	---	---		---		---	---		---
C. James Koch Chairman	2017	$405,000	$0	$0		$224,958	(6)	$148,230	$9,893		$788,081
	2016	$405,000	$0	$0		$223,226	(7)	$64,719	$9,742		$702,687
	2015	$405,000	$0	$0		$256,957	(8)	$81,000	$10,241		$753,198
John C. Geist Chief Sales Officer	2017	$505,000	$0	$0		$0		$252,729	$9,893		$767,622
	2016	$500,000	$0	$0		$4,837,771	(9)	$47,940	$19,550	(5)	$5,405,261
	2015	$450,000	$0	$0		$403,595	(8)	$85,500	$10,241		$949,336
Jonathan N. Potter Chief Marketing Officer	2017	$479,750	$0	$0		$0		$200,077	$376,695		$1,056,522
	2016	$200,961	$0	$599,841	(9)	$2,749,955	(9)	$16,057	$92,014		$3,658,828
	2015	---	---	---		---		---	---		---
(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.
(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance.
(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2018.
(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, hiring bonus, and reimbursement of certain relocation, commuting, and living expenses. In Fiscal Year 2017, Mr. Potter received a hiring bonus of $250,000. In Fiscal Year 2017, Mr. Smalla received reimbursement of $117,853 for 2017 expenses and Mr. Potter received reimbursement of $116,802 for 2017 expenses. In our 2017 Proxy Statement, which was mailed on April 7, 2017, we reported that Mr. Smalla received reimbursement of $87,177 in relocation expenses and Mr. Potter received reimbursement of $55,400 in relocation expenses in Fiscal Year 2016. Subsequent to the mailing of the 2017 Proxy Statement, Mr. Smalla received reimbursement of an additional $19,152 in relocation expenses incurred in Fiscal Year 2016 and Mr. Potter received reimbursement of an additional $18,314 in relocation expenses incurred in Fiscal Year 2016. Additionally, in January 2017 Mr. Potter received reimbursement of an additional $14,695 for relocation expenses incurred in Fiscal Year 2016. Amounts reported in the table are adjusted accordingly.
(5)	Mr. Geist received a payment of $9,808 in March 2016 as a result of an administrative error. In February 2017, the Compensation Committee determined not to seek recovery of these funds from Mr. Geist.
(6)	Grant contains performance-based vesting conditions based on depletions growth, as more fully described under the heading “Components of Executive Compensation and Determination of Compensation Mix – Equity Incentive Awards and the ISP – Discretionary Stock Options” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2020, the Compensation Committee will determine if the performance criteria have been met.
(7)	Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2017, the Compensation Committee determined that the performance criteria had not been achieved and therefore all of the shares have lapsed.
(8)	Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2016, the Compensation Committee determined that the performance criteria had not been achieved and therefore all of the shares have lapsed.
(9)	Grant contains long-term retention service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.
(10)	On April 2, 2018, Mr. Roper stepped down from his position of President and CEO of the Company, while remaining as an advisor through May 2018. As this award was contingent upon continued employment with the Company on the applicable vesting dates, no portion of the award will vest.

Other than the expense reimbursements reported above, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP, and other Executive Officers receive no additional benefit under the ISP as other ISP Eligible Employees. On December 30, 2017, Mr. Geist held unvested Investment Shares.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 38

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Grants of Plan-Based Awards in Fiscal Year 2017

The following table describes each of the plan-based awards granted to the Named Executive Officers in 2017, the potential range of annual cash incentive bonus award payouts for Fiscal Year 2017 performance, the potential range of estimated future payouts for awards of stock options to purchase Class A Shares granted during Fiscal Year 2017 and the grant date fair value of the option awards.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards							Exercise or Base Price of Option Awards ($/sh)			Grant Date Fair Value of Option Awards ($)(2)
Name	Grant Date	Approval Date		Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Martin F. Roper	---	---		$626,400	$1,566,000	---		---		$	---		$	---		$	---
Frank H. Smalla	---	---		$302,308	$755,770	---		---		$	---		$	---		$	---
C. James Koch	1/1/2017	12/7/2016	(3)	$405,000	$1,012,500	1,372	(4)	1,372	(4)		$2,745	(4)		$169.85	(3)		$224,958
John C. Geist	---	---		$302,308	$755,770	---		---		$	---		$	---		$	---
Jonathan N. Potter	---	---		$239,327	$598,318	---		---		$	---		$	---		$	---
(1)	Cash incentive bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and L to the Company’s audited financial statements for Fiscal Year 2017, included in the Company’s Annual Report on Form 10-K filed with SEC on February 21, 2018.
(3)	At the December 7, 2016 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted the stock options effective as of January 1, 2017, with an exercise price equal to the closing price of the Company’s stock on the NYSE on the last trading day immediately prior to the effective date.
(4)	The option vests at 33.3% per year starting on March 1, 2020, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s depletions in 2019 over 2016 is equal to or greater than 0%, but less than 4%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule (“Threshold”). If the Company’s depletions in 2019 increased by 4% or more over 2016 depletions, 100% of the number of shares will be eligible to vest in accordance with the vesting schedule (“Maximum”).

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding at December 30, 2017.

			Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(15)
Martin F. Roper	---		150,773	(1)	---		$37.65	12/31/2018	---		---
	---		574,507	(2)	---		$201.91	12/31/2025
Frank H. Smalla	---		44,837	(3)	---		$192.26	2/22/2026	3,468	(13)	$662,735
C. James Koch	9,500	(4)	---		---		$46.60	12/31/2019	---		---
	2,500	(5)	---		---		$95.09	12/31/2021	---		---
	4,800	(6)	---		---		$108.56	12/31/2022	---		---
	3,780	(7)	945	(7)	---		$134.45	12/31/2023	---		---
	1,284	(8)	856	(8)	---		$241.79	12/31/2024	---		---
	---		---		2,745	(9)	$169.85	12/31/2027	---		---
John C. Geist	---		24,000	(10)			$95.09	12/31/2020	---		---
	---		50,096	(11)			$201.91	12/31/2025	---		---
Jonathan N. Potter	---		35,378	(12)			$165.20	10/24/2026	2,421	(14)	$462,653
(1)	Option granted January 1, 2008. The option vests at the rate of 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $42.00 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2008 through the close of business on the trading date preceding each date on which the option is exercised. The exercise price will not be less than $37.65 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $70 per share over the exercise price. On December 30, 2017, the exercise price would have been $121.10. Of the shares subject to the remaining unexercised option as of December 30, 2017, 150,773 shares expire on December 31, 2018. The remaining 150,773 Class A Shares under the 2008 CEO Option vested on January 1, 2018, all of which were exercised by Mr. Roper and sold, with Mr. Roper realizing gross income of approximately $10.6 million. Accordingly, all of the shares under the 2008 CEO Option were vested and sold as of the mailing of this Proxy Statement.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 39

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(2)	Option granted January 1, 2016. The option vests at the rate of 20% on January 1 in each of the years 2019 through 2023, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $201.91 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2016 through the close of business on the trading date preceding each date on which the option is exercised, plus an additional 1.5 percentage points per annum, prorated for partial years. The exercise price will not be less than $201.91 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $150 per share over the exercise price. On December 30, 2017, the exercise price would have been $272.45. On April 2, 2018, Mr. Roper stepped down from his position of President and CEO of the Company, while remaining as an advisor through May 2018. As this award was contingent upon continued employment with the Company on the applicable vesting dates, no portion of the award will vest.
(3)	Option granted on February 23, 2016, subject to vesting at the rate of 20% per year starting on February 23, 2019, contingent on continued employment with the Company on the respective vesting dates.
(4)	Option granted January 1, 2010 and fully vested as of January 1, 2015.
(5)	Option granted January 1, 2011 and fully vested as of January 1, 2016.
(6)	Option granted January 1, 2012 and fully vested as of January 1, 2017.
(7)	Option granted January 1, 2013 and shares are vesting at the rate of 20% per year due to certain performance criteria being met as of March 1, 2014.
(8)	Option granted January 1, 2014 and shares are vesting at the rate of 20% per year due to certain performance criteria being met as of March 1, 2015.
(9)	Option granted January 1, 2017, subject to vesting at the rate of 33% per year starting on March 1, 2020, contingent on performance being met.
(10)	Option granted January 1, 2011. Option to purchase 60% of shares vested on January 1, 2016 and the remaining shares are scheduled to vest annually in equal numbers over the following four years, contingent on continued employment with the Company on the respective vesting dates.
(11)	Option granted on January 1, 2016, subject to vesting at the rate of 25% per year starting on January 1, 2021, contingent on continued employment with the Company on the respective vesting dates.
(12)	Option granted on October 25, 2016, subject to vesting at the rate of 20% per year starting on October 25, 2019, contingent on continued employment with the Company on the respective vesting dates.
(13)	Restricted Stock Award granted on February 23, 2016, subject to vesting at the rate of 33.3% per year starting on February 23, 2017, contingent on continued employment with the Company on the respective vesting dates.
(14)	Restricted Stock Award granted on October 25, 2016, subject to vesting at the rate of 33.3% per year starting on October 25, 2017, contingent on continued employment with the Company on the respective vesting dates.
(15)	Market value of shares that have not vested is calculated using a stock price of $191.10, which is the closing price of the Company’s stock on the last trading day in Fiscal Year 2017.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table sets forth information regarding options exercised by the Named Executive Officers and restricted stock awards to Named Executive Officers which vested during Fiscal Year 2017, as well as information regarding the value realized on such exercises and vestings.

	Option Awards		Restricted Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise	No. of Shares Vested (#)	Value Realized on Vesting
Martin F. Roper	150,773	$10,554,110	---	---
Frank H. Smalla	---	---	1,733	$289,151
C. James Koch	---	---	---	---
John C. Geist	8,000	$627,590	---	---
Jonathan N. Potter	---	---	1,210	$215,380

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 40

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Employment Contracts, Termination of Employment, and Change in Control Agreements

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer: (1) he will devote such time and effort, as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

Except for employees covered by a collective bargaining agreement (“CBA”), all full-time employees of Boston Beer, including each of the Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits the employee from accepting employment with a competitor for a period of one year after leaving Boston Beer. Nevertheless, all employees of Boston Beer not covered by a CBA are employed “at-will.”

With the exception of the 2008 CEO Option, which was subject to limited acceleration pursuant to defined schedules in the event of a Change in Control, all option awards granted under the EEIP on or before December 31, 2015, including those granted to Named Executive Officers, become immediately exercisable in full in the event of a Change in Control.

With the exception of the 2016 CEO Option, all option awards granted under the EEIP on or after January 1, 2016, including those granted to Named Executive Officers, become immediately exercisable in full in the event that: (1) there is Change in Control; and (2) it results in the termination of the employment of the Optionee without cause or good reason within 12 months of the Change in Control.11 The 2016 CEO Option included an identical double-trigger clause, but only provided for vesting of a limited number of shares upon such an occurrence according to a pre-established schedule. To the extent that the options became exercisable pursuant to a Change in Control, the 2016 CEO Option provided that Mr. Roper would have had the right to participate in a transaction giving rise to such a Change in Control.

Otherwise, the option agreements and restricted stock agreements do not discriminate in scope or terms of operation for Executive Officers or other salaried employees.

In connection with Mr. Roper’s planned retirement, he and the Company entered into the Retirement Letter Agreement and the Restrictive Covenant Agreement. Copies of these documents, which are summarized below, were attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2017.

The Retirement Letter Agreement provides the terms and conditions of Mr. Roper’s continued employment with the Company until his planned retirement. Pursuant to the terms of the agreement, Mr. Roper stepped down from his position as President and Chief Executive Officer when Mr. Burwick assumed those roles on April 2, 2018, but will remain available in an advisory role to consult with Mr. Burwick on transition matters though May 31, 2018, or some later date as he and Mr. Burwick agree (his last date, his “Retirement Date”). Mr. Roper’s 2017 compensation arrangements, including his current annual base salary, previously-established 2017 cash incentive bonus opportunity (without pro-ration for length of service), vesting of outstanding long-term incentive awards, and eligibility to participate in the benefit programs generally available to other Executive Officers of the Company, continued until January 1, 2018. In 2018, Mr. Roper received a salary at his 2017 annual rate through February 2018 and will also be paid at that rate in April and May 2018 for advisory services. In light of his commitment to remain a full-time employee until Mr. Burwick joined the Company, he was paid a monthly salary of $250,000 for March 2018.

Additionally, the Company awarded Mr. Roper a discretionary bonus of $780,000 in recognition of his services as CEO for the full 2017 Fiscal Year following his announced retirement, as well as his effective contributions in 2017 toward preparing for a seamless CEO transition, as contemplated by his Retirement Letter Agreement. The discretionary bonus was approved by the Compensation Committee on February 13, 2018 and paid in March 2018.

Under the terms of the Retirement Letter Agreement, the Company has agreed that it will not terminate Mr. Roper’s employment prior to his Retirement Date, except under certain limited circumstances involving malfeasance, willful and continued failure to substantially perform duties, or willful violations of the restrictive covenants set forth in the Restrictive Covenant Agreement described below. Accordingly, the last tranche of the 2008 CEO Option vested and became exercisable on January 1, 2018 in accordance with its previously-reported terms. Additionally, in consideration of Mr. Roper’s ongoing commitments under the Restrictive Covenant Agreement, and provided that Mr. Roper’s employment is not terminated by the Company under the limited circumstances noted above, Mr. Roper will be entitled to a payment (the “Additional Payment”) in the amount of $1,500,000, payable in fifty-four substantially equal consecutive monthly installments, commencing on the first day of the seventh month following the Retirement Date. The Retirement Letter Agreement also includes a mutual release of claims and non-disparagement covenants, as well as other provisions customary for agreements of this type.

The Restrictive Covenant Agreement contains various covenants relating to confidentiality, non-competition, and non-solicitation of Company employees. The restrictive covenants relating to non-competition and non-solicitation will continue in effect for a period of five (5) years after Mr. Roper’s Retirement Date. In addition to any other remedies available to the Company at law or in equity, in the event of a breach by Mr. Roper of the non-competition or non-solicitation provisions of the Restrictive Covenant Agreement, or of his non-disparagement obligations under the Retirement Letter Agreement, (a) Mr. Roper will forfeit any unpaid Additional Payment amounts; and (b) the Company will be entitled to recover from Mr. Roper an amount equal to the unamortized net after-tax appreciation realized, by him from the exercise of the portion of the 2008 Option that vested on January 1, 2018.

11	In the 2016 CEO Option, “cause” is defined to mean: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. “Good Reason” is defined to mean, without Mr. Roper’s written consent, (i) a reduction in his base salary; or (ii) a relocation of his principal place of work to a location more than 50 miles away from his workplace prior to the relocation; or (iii) the significant reduction of his duties or responsibilities when compared to his duties or responsibilities in effect immediately prior to the Change in Control.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 41

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Potential Payments Upon Termination or Change in Control

As of December 30, 2017, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control of Boston Beer. However, as discussed above under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements,” the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 30, 2017. On that date, the market price of Boston Beer stock was $191.10.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, and the term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly-situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all salaried employees.

Martin F. Roper

In the hypothetical event of Mr. Roper’s death or disability on December 30, 2017, no additional option shares would have automatically vested pursuant to the 2008 CEO Option or the 2016 CEO Option.

In the hypothetical event of a Change in Control on December 30, 2017, Mr. Roper would have had 150,773 option shares immediately vest pursuant to the 2008 CEO Option. Pursuant to the 2008 CEO Option, those options would have been exercisable at a price of $121.10. In the hypothetical event that Mr. Roper exercised all those option shares and immediately sold the shares at the market price, he would have received gross income of $10,554,110.

In the hypothetical event of Mr. Roper’s Qualified Termination on December 30, 2017, he would have had 114,901 option shares immediately vest pursuant to the 2016 CEO Option. Pursuant to the 2016 CEO Option, those options would have been exercisable at a price of $272.45. As the exercise price was greater than the market price on that date, Mr. Roper would not have realized any income from the 2016 CEO Option.

Frank H. Smalla

In the hypothetical event of Mr. Smalla’s death, disability, or Qualified Termination on December 30, 2017, Mr. Smalla would have had 44,837 option shares immediately vest pursuant to his February 23, 2016 Stock Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $192.26. As the exercise price was greater than the market price on that date, Mr. Smalla would not have realized any income from this agreement.

In the hypothetical event of Mr. Smalla’s death, disability, or Qualified Termination on December 30, 2017, Mr. Smalla would have had 3,468 restricted shares immediately vest pursuant to his February 23, 2016 Restricted Stock Agreement. In the hypothetical event that Mr. Smalla sold all of those shares at the market price, he would have received gross income of $662,735.

C. James Koch

In the hypothetical event of Mr. Koch’s death or disability or a Change in Control on December 30, 2017, Mr. Koch would have had 945 option shares immediately vest pursuant to his January 1, 2013 Contingent Vesting Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $134.45. In the hypothetical event that Mr. Koch exercised all those option shares and immediately sold the shares at the market price, he would have received gross income of $53,534.

In the hypothetical event of Mr. Koch’s death or disability or a Change in Control on December 30, 2017, Mr. Koch would have had 856 option shares immediately vest pursuant to his January 1, 2014 Contingent Vesting Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $241.79. As the exercise price was greater than the market price on that date, Mr. Koch would not have realized any income from this agreement.

In the hypothetical event of Mr. Koch’s death, disability, or Qualified Termination on December 30, 2017, Mr. Koch would have had 2,745 option shares immediately vest pursuant to his January 1, 2017 Contingent Vesting Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $169.85. As such, in the hypothetical event that Mr. Koch exercised all those option shares and immediately sold the shares at the market price, he would have received gross income of $58,331.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 42

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John C. Geist

In the hypothetical event of Mr. Geist’s death or disability or a Change in Control on December 30, 2017, Mr. Geist would have had 24,000 option shares immediately vest pursuant to his January 1, 2011 Special Long-Term Retention Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $95.09. In the hypothetical event that Mr. Geist exercised all those option shares and immediately sold the shares at the market price, he would have received gross income of $2,304,240.

In the hypothetical event of Mr. Geist’s death, disability, or Qualified Termination on December 30, 2017, Mr. Geist would have had 50,096 option shares immediately vest pursuant to his January 1, 2016 Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $201.91. As the exercise price was greater than the market price on that date, Mr. Geist would not have realized any income from this agreement.

Jonathan N. Potter

In the hypothetical event of Mr. Potter’s death, disability, or Qualified Termination on December 30, 2017, Mr. Potter would have had 35,378 option shares immediately vest pursuant to his October 25, 2016 Stock Option Agreement. Pursuant to that agreement, those options would have been exercisable at a price of $165.20. In the hypothetical event that Mr. Potter exercised all those option shares and immediately sold the shares at the market price, he would have received gross income of $916,290.

In the hypothetical event of Mr. Potter’s death, disability, or Qualified Termination on December 30, 2017, Mr. Potter would have had 2,421 restricted shares immediately vest pursuant to his October 25, 2016 Restricted Stock Agreement. In the hypothetical event that Mr. Potter sold all of those shares at the market price, he would have received gross income of $462,653.

PAY RATIO DISCLOSURE

As a result of the recently adopted rules under the Dodd-Frank Act, beginning with our 2018 Proxy Statement, the SEC requires disclosure of the CEO to median employee pay ratio. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2017 Mr. Roper earned annual total compensation of $1,802,155. During that same period, our median employee’s annual total compensation was $69,876. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee is outlined below.

Position	Salary	Performance Bonus	Discretionary Bonus	Equity Awards	Other Comp	Total
CEO	$783,000	$229,262	$780,000	$0	$9,893	$1,802,155
Median Employee	$59,769	$7,345	$0	$0	$2,762	$69,876

For the purposes of determining the 2017 annual total compensation of the CEO and the median employee, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, car allowances, and reimbursement of relocation expenses (if applicable). In determining the median employee, a list was prepared of all 1,435 employees of the Company as of October 3, 2017, excluding the CEO and employees on leaves of absence. The list was ranked by total compensation, including salary, cash bonus, equity awards and the other compensation elements listed above, and the median employee was selected from that ranking.

As a result, we estimate that Mr. Roper’s 2017 annual total compensation was approximately 25.8 times that of our median employee.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 43

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AUDIT INFORMATION

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2017 and Fiscal Year 2016.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Boston Beer’s independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2017 and 2016. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2017 and Fiscal Year 2016 are as follows:

	2017	2016
Audit Fees	$644,500	$647,200
Audit-Related Fees(1)	$73,500	$80,475
Tax Fees(2)	$83,296	$73,910
TOTAL	$801,296	$801,585
(1)	Audit-related fees in 2017 and 2016 represent fees paid to Deloitte for work related to the Company’s 401(k) and pension plans.
(2)	Tax fees in 2017 and 2016 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Representatives of Deloitte are expected to be present at the 2018 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report12

The Audit Committee, which is comprised of three independent Directors, each of whom qualifies as an “audit committee financial expert” in accordance with applicable SEC rules based on his relevant experience, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2017 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee met privately with representatives of Deloitte, our Director of Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2017 filed with the SEC.

Gregg A. Tanner, Chair
David P. Fialkow
Jean-Michel Valette
12	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 44

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VOTING MATTERS FOR 2018 ANNUAL MEETING

Item 1:	Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Michael Spillane, Gregg A. Tanner, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. Mr. Spillane and Mr. Valette are both incumbent Class A Directors. Mr. Tanner has served as a Class B Director since December 2007. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:	Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2017 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of the shares of the Company’s Class A Common Stock cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board determined that Boston Beer will conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing the Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of Boston Beer’s Named Executive Officers is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in greater detail how Boston Beer’s compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the Named Executive Officer compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2017, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 45

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Item 3:	Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that David A. Burwick, David P. Fialkow, Cynthia A. Fisher, and C. James Koch be reelected as Class B Directors for a one-year term. Mr. Fialkow, Ms. Fisher, and Mr. Koch are incumbent Class B Directors. Mr. Burwick has served as a Class A Director since 2005. Class B Directors are elected by the Class B Stockholder at the Annual Meeting.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all nominees for Class B Director.

Item 4:	Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2018.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2018.

Under Boston Beer’s Articles of Organization, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2018.

Stockholder Proposals for 2019 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2019 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 7, 2018.

If a stockholder wishes to present a proposal at the 2019 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 8, 2019, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 46

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OTHER INFORMATION

Annual Report

A copy of the 2017 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

By order of the Board of Directors,

Michael G. Andrews
Corporate Secretary

THE BOSTON BEER COMPANY, INC.	2018 Proxy Statement 47

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THE BOSTON BEER COMPANY, INC.

IMPORTANT ANNUAL MEETING INFORMATION	000004
ENDORSEMENT_LINE__________ SACKPACK_________

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on May 16, 2018.

Vote by Internet

• Go to www.envisionreports.com/sam

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card	1234 5678 9012 345

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

VOTING MATTERS FOR THE CLASS A STOCKHOLDERS

A	Proposals — The Proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the election of directors, and “FOR” on Item 2.	+

1. ELECTION OF CLASS A DIRECTORS: Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

01 - Michael Spillane 02 - Gregg A. Tanner 03 - Jean-Michel Valette	☐	☐	☐

		For	Against	Abstain

2.	Advisory vote to approve our Named Executive Officers’ compensation.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.

*Exceptions	Note: Such other matters may properly come before the
meeting or at any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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C 1234567890 J N T 1 U P X 3 7 3 1 8 5 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

                         02S9UB

Admission Ticket
THE BOSTON BEER COMPANY, INC.
2018 ANNUAL MEETING

Thursday, May 17, 2018
9:00 A.M.
The Samuel Adams Brewery
30 Germania Street
Boston, MA 02130

DIRECTIONS TO THE BREWERY

FROM THE SOUTH OF BOSTON:

Take 93N to exit 18 (Mass Ave and Roxbury Exit). Go straight down Melnea Cass Blvd toward Roxbury. Once on Melnea Cass Blv. you will go through seven lights. At the eighth light take a left on Tremont St (Landmark: Northeastern University and Ruggles T Station will be on your right when you turn onto Tremont St. Note: Tremont St eventually becomes Columbus Ave). Follow Tremont St through seven lights. Take a right on Amory St (Landmark: look for a big, powder blue Muffler Mart shop on the right -directly after Centre Street). Follow Amory St through 2 lights. After 2nd light take a left on Porter St (Landmark: Directly after Boylston St). Go to the end of Porter St and the Brewery is on the right.

FROM THE NORTH OF BOSTON:

Take 93S to exit 18 (Mass Ave and Roxbury exit) and follow the above directions.

FROM THE SUBWAY:

Take the Orange Line outbound toward Forest Hills. Exit at the Stony Brook stop. Above ground take a left onto Boylston St. Take your first right onto Amory St. Then take your first left onto Porter St to Brewery gate (the Brewery will be at the end of Porter St on your right).

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.

The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.envisionreports.com/sam.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE BOSTON BEER COMPANY

PROXY – Annual Meeting of Stockholders – May 17, 2018
CLASS A COMMON STOCK

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned’s proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Thursday, May 17, 2018 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.

(Continued and to be marked, dated and signed, on the other side)

THE BOSTON BEER COMPANY, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

VOTING MATTERS FOR THE CLASS A STOCKHOLDERS

A	Proposals — The Proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the election of directors, and “FOR” on Item 2.	+

1. ELECTION OF CLASS A DIRECTORS:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees:

01 - Michael Spillane 02 - Gregg A. Tanner 03 - Jean-Michel Valette	☐	☐	☐

		For	Against	Abstain

2.	Advisory vote to approve our Named Executive Officers’ compensation.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.

*Exceptions	Note: Such other matters may properly come before the
meeting or at any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X 3 7 3 1 8 5 2	+

                         02S9VB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.
The Proxy Statement and the 2017 Annual Report to Stockholders are available at: www.edocumentview.com/sam.

▼	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — THE BOSTON BEER COMPANY

PROXY – Annual Meeting of Stockholders – May 17, 2018
CLASS A COMMON STOCK

The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned’s proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Thursday, May 17, 2018 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.

(Continued and to be marked, dated and signed, on the other side)